EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

SIGMA DESIGNS, INC.

BLUE MERGER SUB, INC.

BLUE7 COMMUNICATIONS

and

for purposes of Article IX and XI only

HUNG C. NGUYEN

December 13, 2005

TABLE OF CONTENTS

Page

ARTICLE I	THE MERGER	2
1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Corporate Organization	2

ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS	3
2.1	Maximum Number of Shares of Parent Common Stock to be Issued; Effect on Outstanding Securities of the Company	3
2.2	Reservation of Shares	7
2.3	Adjustments to Exchange Ratio	7
2.4	Fractional Shares	7
2.5	Dissenting Shares	7
2.6	Exchange Procedures	7
2.7	No Further Ownership Rights in Company Stock	9
2.8	Lost, Stolen or Destroyed Certificates	9
2.9	Tax Consequences	10
2.10	Exemption From Registration; California Permit	10
2.11	Withholding Rights	10
2.12	Taking of Necessary Action; Further Action	10
2.13	Treatment of Company Warrants	10
2.14	Treatment of Bridge Documents	11
2.15	Lockup Agreements	11

ARTICLE III	THE SURVIVING CORPORATION	11
3.1	Articles of Incorporation	11
3.2	Bylaws	11
3.3	Directors and Officers	11

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11
4.1	Organization and Qualification	12
4.2	Capital Structure	12
4.3	No Subsidiaries or Equity Investments	14
4.4	Authority	14
4.5	No Conflict with Other Instruments	14
4.6	Consents	15
4.7	Financial Statements	16
4.8	Absence of Changes	16
4.9	Properties	18
4.10	Environmental Matters	18
4.11	Taxes	19
4.12	Employees and Employee Benefit Plans	21

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4.13	Labor Matters	23
4.14	Compliance with Law	23
4.15	Litigation	23
4.16	Contracts	23
4.17	No Default	24
4.18	Intellectual Property	25
4.19	Insurance	30
4.20	Brokers or Finders	30
4.21	Related Parties	31
4.22	Certain Advances	31
4.23	Bank Accounts, Powers, etc.	31
4.24	Permit Application; Information Statement	31
4.25	Complete Copies	32
4.26	No Misleading Statements	32
4.27	Tax-Free Reorganization	32
4.28	No Solicitation	32

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY	32
5.1	Organization	33
5.2	Authority	33
5.3	No Conflict with Other Instruments	33
5.4	Governmental Consents	34
5.5	SEC Documents; Parent Financial Statements	34
5.6	Information to be Supplied by Parent	35
5.7	Tax-Free Reorganization	35
5.8	Shares of Parent Common	35
5.9	Brokers or Finders	35
5.10	Litigation	35
5.11	Company Common Stock Owned By Parent	35

ARTICLE VI	CONDUCT PRIOR TO THE EFFECTIVE TIME	36
6.1	Conduct of Business of the Company	36
6.2	No Solicitation	38

ARTICLE VII	ADDITIONAL AGREEMENTS	39
7.1	Information Statement; Permit Application	39
7.2	Shareholder Approval	40
7.3	Access to Information; Interim Financial Information	41
7.4	Confidentiality	41
7.5	Expenses	41
7.6	Public Disclosure	42
7.7	FIRPTA Compliance	42
7.8	Employment Agreement	42
7.9	Employee Matters	42
7.10	Reasonable Efforts	43
7.11	Conduct; Notification of Certain Matters	43
7.12	Additional Documents and Further Assurances	44

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7.13	Nasdaq Listing of Additional Shares Application	44
7.14	Treatment as Reorganization	44
7.15	Company Affiliate Agreements	45
7.16	Preparation and Delivery of Audited Company Financial Statements	45
7.17	Valuation of Company Common and Re-pricing of Company Options	45
7.18	Parent Note and Parent Warrant	45

ARTICLE VIII	CONDITIONS TO THE MERGER	45
8.1	Conditions to Obligations of Each Party to Effect the Merger	45
8.2	Additional Conditions to Obligations of the Company	46
8.3	Additional Conditions to the Obligations of Parent and Merger Subsidiary	46

ARTICLE IX	INDEMNIFICATION AND ESCROW	49
9.1	Survival of Representations and Warranties	49
9.2	Indemnification and Escrow Arrangements	50

ARTICLE X	TERMINATION, AMENDMENT, WAIVER, CLOSING	55
10.1	Termination	55
10.2	Effect of Termination	57
10.3	Amendment or Supplement	57
10.4	Extension of Time, Waiver	57

ARTICLE XI	GENERAL	57
11.1	Notices	57
11.2	Headings	58
11.3	Counterparts; Facsimile Signatures	59
11.4	Entire Agreement; Assignment	59
11.5	Severability	59
11.6	Other Remedies	59
11.7	Governing Law	59
11.8	Absence of Third-Party Beneficiary Rights	59

Exhibit A	Form of Support Agreement
Exhibit B-1	Form of Noncompetition and Nonsolicitation Agreement (Founder/Executive)
Exhibit B-2	Form of Noncompetition and Nonsolicitation Agreement (Other Key Employees)
Exhibit C	Agreement of Merger
Exhibit D-1	Opinion of Pillsbury Winthrop Shaw Pittman LLP
Exhibit D-2	Opinion of Squire, Sanders & Dempsey L.L.P.
Exhibit E	Founder Employment Agreement
Exhibit F	Form of Shareholder Certificate
Exhibit G	Form of Company Affiliate Agreement
Exhibit H-1	Form of Founder Vesting Agreement
Exhibit H-2	Form of Executive Vesting Agreement
Exhibit I	Form of Section 83(b) Election
Exhibit J	Form of Lock-Up Agreement
Exhibit K	Form of Escrow Agreement

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Schedule 2.1(d)(iii)	Acceleration Agreements
Schedule 4.2(e)(UD)	Updated Capitalization as of the Closing
Schedule 4.7	Unaudited Company Financial Statements
Schedule 4.13	Knowledge
Schedule 7.9(a)(i)	Certain Consultants; Employee Raises; Key Employees
Schedule 7.9(a)(ii)	Option Grants
Schedule 7.15	Company Affiliates

-iv-

TABLE OF DEFINED TERMS

Term	Cross Reference in Agreement

Acquisition Transaction	6.2(a)
Advance Note	2.1(f)(ii)
Aggregate Common Number	2.1(f)(i)
Aggregate Share Number	2.1(f)(ii)
Agreement	Preamble
Agreement of Merger	1.3
Audited Company Financial Statements	4.7
Backup Registration Rights Agreement	7.1(c)
Balance Sheet	4.7
Balance Sheet Date	4.7
Bridge Notes	2.14
Bridge Warrants	2.14
Business Day	7.7
California Law	1.1
California Permit	2.10
Certificates	2.6(b)
Closing	1.2
Closing Date	1.2
Closing Price	2.1(f)(iii)
COBRA	4.12(e)
Code	Recitals
Company	Preamble
Company Affiliate	7.15
Company Affiliate Agreement	7.15
Company Board	4.2(g)
Company Common	4.2(a)
Company Common Warrants	4.2(b)
Company Copyrights	4.18(d)(i)
Company Inbound License Agreements	4.18(f)(i)
Company Options	4.2(b)
Company Outbound License Agreements	4.18(f)(ii)
Company Preferred	4.2(a)
Company Preferred Warrants	4.2(b)
Company Returns	4.11(b)
Company Series A Preferred	4.2(a)
Company Series B Preferred	4.2(a)
Company Shareholder Action	4.24
Company Stock	4.2(a)
Company Stock Plan	2.1(d)(ii)
Company Stock Purchase Rights	4.2(b)
Company Warrants	4.2(b)

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Term	Cross Reference in Agreement

Confidentiality Agreement	7.4
Content	4.18(g)
Contract	4.5
Controlled Group Liability	4.12(h)
Copyrights	4.18(a)
Disclosure Schedule	Article IV
Dissenting Shares	2.5(a)
Domain Names	4.18(g)
due inquiry	4.13
Effective Time	1.3
Employee Plans	4.12(a)
Employment Agreements	7.12
Environmental Laws	4.10(a)
ERISA	4.12(a)
Escrow Agent	Preamble
Escrow Agreement	2.6(a)
Escrow Fund	9.2(a)
Escrow Period	9.2(b)
Escrow Shares	2.6(a)
Exchange Agent	2.6(a)
Exchange Ratio	2.1(f)(iv)
Executive	2.1(b)
Executive Vesting Agreement	2.1(b)
Expiration Date	9.1
Fairness Hearing	2.10
Financial Statements	4.7
Founder	7.8
Founder Vesting Agreement	2.1(b)
Fuji	2.1(f)(ii)
Fuji Contract	2.1(f)(ii)
GAAP	4.7
Hazardous Substances	4.10(a)
HSR Act	7.12
Inbound Cash	2.1(f)(ii)
Indebtedness	6.1(l)
Indemnified Parties	9.2
Information Statement	4.24
Initial Expiration Date	9.1
Intellectual Property	4.18(a)
Key Employees	7.9(b)
Knowledge	4.13
Loss	9.2(a)
Losses	9.2(a)

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Term	Cross Reference in Agreement

Lockup Agreements	2.15
Mask Works	4.18(a)
material	4.5
material adverse change	4.5
material adverse effect	4.5
materially adverse	4.5
Merger	Recitals
Merger Consideration	2.1(a)
Merger Subsidiary	Preamble
Nasdaq	7.6
New Shares	9.2(d)
Noncompetition Agreement	Recitals
Officer’s Certificate	9.2(e)
Parent	Preamble
Parent Board	5.2
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article V
Parent Financial Statement	5.5
Parent Note	2.14
Parent Warrant	2.13
Patents	4.18(a)
Permit Application	4.24
Permits	4.14
Person	4.5
Personnel	4.18(e)(ii)
Post-Closing Benefits	7.9(b)
Properties	4.9(b)
Related Agreements	4.4
Representatives	6.2(a)
SEC	7.13
SEC Documents	5.5
Securities Act	2.10
Securityholders	4.2(g)
Securityholder Agent	Preamble
Shareholder Certificate	7.1(c)
Specified Representations	9.1
Subsidiary	4.5
Support Agreements	Recitals
Surviving Corporation	1.1
Tax	4.11(a)
Taxable	4.11(a)
Taxes	4.11(a)
Taxing Authority	4.11(a)

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Term	Cross Reference in Agreement

Third Party Claim	9.2(i)
Third Party Expenses	7.5
Threshold	9.2(a)
Trademarks	4.18(a)
Trade Secrets	4.18(e)(i)
Unaudited Company Financial Statements	4.7
Voting Debt	4.2(c)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of the 13th day of December, 2005, by and among Sigma Designs, Inc., a California corporation (“Parent”), Blue Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and Blue7 Communications, a California corporation (the “Company”), and with respect to Article IX and Article XI only, Hung C. Nguyen, as securityholder agent (the “Securityholder Agent”).

RECITALS

A. The Boards of Directors of each of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of each corporation and its respective share-holders that Parent acquire the Company through the merger of Merger Subsidiary with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agree-ment and the transactions contemplated hereby;

B. Prior to the Effective Time, all outstanding shares of Company Preferred will be converted into outstanding shares of Company Common in accordance with Article VI, Section 5.2(a)(ii) of the Company’s Articles of Incorporation;

C. Pursuant to the Merger, among other things, and subject to the terms and condi-tions of this Agreement, (i) all of the outstanding shares of Company Common which are issued and outstanding immediately prior to the Effective Time of the Merger shall be con-verted into the right to receive shares of Common Stock, par value $0.001 per share, of Parent (“Parent Common Stock”) and (ii) all Company Options, Company Warrants (except to the extent required to be terminated pursuant to this Agreement) and Company Stock Purchase Rights then outstanding (whether vested or unvested) shall become exercisable for Parent Common Stock, on the terms and subject to the conditions set forth herein;

D. As a condition and an inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, the Founder has concurrently herewith executed a Support Agreement with Parent and Merger Subsidiary in substantially the form attached hereto as Exhibit A (“Support Agreement”) pursuant to which, among other things, such shareholder has agreed to vote the shares of Company Stock owned by him in favor of the Merger and to convert, prior to the Effective Time, the shares of Company Preferred Stock owned by him, if any, into shares of Company Common;

E. As a condition and a further inducement to Parent and Merger Subsidiary to enter into this Agreement, certain employees of the Company shall enter into Non-Competition and Non-Solicitation Agreements substantially in the forms attached hereto as Exhibit B-1 and Exhibit B-2 (the “Non-Competition Agreements”), each of which shall become effective at the Effective Time;

F. Parent, Merger Subsidiary and the Company intend that the Merger shall constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in furtherance thereof intend that this Agreement shall be a “plan of reorganization” within the meaning of sections 354(a) and 361(a) of the Code;

G. The Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

H. A portion of the shares of Parent Common Stock otherwise issuable or reserved for issuance by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and condi-tions, all as set forth in Article IX herein:

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  At the Effective Time (as defined in Section 1.3), upon the terms and subject to the conditions of this Agreement, Merger Subsidiary shall be merged with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of California (“California Law”), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, California, as soon as practicable following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement or at such other time, place and date as is mutually agreed to by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file an Agreement of Merger in substantially the form attached hereto as Exhibit C (the “Agreement of Merger”) with the Secretary of State of the State of California, and make all other filings or recordings required by California Law in connection with the Merger. The Merger shall become effective at such time as the Agreement of Merger is duly filed with the Secretary of State of the State of California or at such later time as is specified in the Agreement of Merger (the “Effective Time”).

1.4 Corporate Organization. At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, liabilities and duties of the Company and Merger Subsidiary, all as provided under California Law.

ARTICLE II

EFFECT OF THE MERGER ON THE

CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Maximum Number of Shares of Parent Common Stock to be Issued; Effect on Outstanding Securities of the Company. The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company Options, Company Warrants or Company Stock Purchase Rights to be assumed by Parent as provided herein) in exchange for the acquisition by Parent of all shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and all vested and unvested Company Options, Company Warrants and Company Stock Purchase Rights which are then outstanding (other than Company Warrants which by their terms expire or are required to be terminated in accordance with Section 2.14 hereof, without payment, conversion, adjustment or other consideration at the Effective Time) shall not exceed the Aggregate Share Number (as defined below in Section 2.1(f)). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any consideration (in any form whatsoever) received by the Company from the date hereof to the Effective Time as a result of any exercise, conversion or exchange of Company Options, Company Warrants (other than those required to be terminated in accordance with Section 2.14 hereof) or Company Stock Purchase Rights. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holder of any shares of the Company Stock or Company Options, Company Warrants or Company Stock Purchase Rights, the following shall occur:

(a) Conversion of Company Stock. Each share of Company Common (assuming conversion of all outstanding shares of Company Preferred in accordance with Article VI, Section 5.2(a)(ii) of the Company’s Articles of Incorporation) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common to be cancelled pursuant to Section 2.1(c) and any Dissenting Shares (as provided in Section 2.5)) will be cancelled and extinguished and each share of Company Common which is issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio (as defined below in Section 2.1(f)) (the “Merger Consideration”), subject to Section 2.3; provided, however, the number of shares of Parent Common Stock issuable to Securityholders identified as the Escrow Shares in Section 2.6(a) shall be subject to the escrow provisions of Section 2.6(a) and Article IX.

(b) Vesting Agreements. Founder shall enter into a Vesting Agreement in the form attached hereto as Exhibit H-1 (the “Founder Vesting Agreement”), which shall provide that twenty-five percent (25%) of Parent Common Stock otherwise deliverable to Founder pursuant to Section 2.1(a) shall be subject to vesting and shall vest in equal monthly installments over a twenty-four month period for each full month that Founder continues to be an employee of Parent or the Surviving Corporation. John Tero (“Executive”) shall enter into the Executive Vesting Agreement, in the form attached hereto as Exhibit H-2 (“Executive Vesting Agreement”), which shall amend the Option dated July 22, 2004 held by Executive and shall be on substantially the same terms as the Founder Vesting Agreement.

(c) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Common owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically cancelled and extinguished at the Effective Time without any conversion thereof and without any further action on the part of Parent, Merger Subsidiary or the Company.

(d) Company Options and Company Stock Plan. All unexpired and unexercised Company Options, Company Warrants and Company Stock Purchase Rights, then outstanding, whether vested or unvested shall be assumed by Parent in accordance with the provisions set forth below.

(i) Each unexpired and unexercised Company Option then outstanding, whether vested or unvested, shall by virtue of the Merger and without any action on the part of any holder of a Company Option be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including any repurchase rights or vesting provisions), provided that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time (assuming such Company Option were exercisable in full) multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Parent Common Stock), (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole cent) and (C) the rights of first refusal provided in Section 11.1 of the Company Stock Plan and the terms and conditions of the Company Options (including but not limited to Section 8 of the standard terms and conditions for Company Options) providing for such right in favor of the Company shall terminate at the Effective Time and shall no longer be a term in any such Company Option to be assumed by Parent. It is the intention of the parties that the Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in section 422 of the Code to the same extent the Company Options qualified as incentive stock options immediately prior to the Effective Time. The provisions of this Section 2.1(d) shall be applied consistent with the intent described in the preceding sentence.

(ii) Parent shall assume the Company’s obligations, and shall be assigned the Company’s repurchase rights and purchase options, under any restricted stock purchase agreements or option agreements entered into pursuant to the Company’s 2004 Equity Incentive Plan (the “Company Stock Plan”) and the other restricted stock purchase agreements listed on Section 2.1(d)(ii) of the Disclosure Schedule, true and correct copies of which have been made available by the Company to Parent. Except as provided in Section 2.1(d)(iii), any and all restrictions on the Company Restricted Stock issued pursuant to the Company Stock Plan or such other agreements which do not lapse in accordance with their terms shall continue in full force and effect until such restrictions lapse pursuant to the terms of such agreements, and any repurchase rights or repurchase options which the Company has with respect to the Company Restricted Stock shall also continue in full force and effect; provided, however, that the per share repurchase price for the shares of Parent Common Stock subject to any such repurchase right or repurchase option shall be equal to the quotient determined by dividing the per share repurchase price of such Company Restricted Stock immediately prior to the Effective Time by the Exchange Ratio (rounded to the nearest whole cent).

(iii) The Company agrees to take all actions necessary or advisable to cause all Company Options and Company Restricted Stock to remain unchanged except (A) for the conversion into options, warrants or rights to purchase shares of Parent Common Stock as provided for in this Section 2.1(d), and (B) that any acceleration of vesting, continuation of vesting after termination of employment or other special vesting (whether with the passage of time, upon the occurrence of certain events or otherwise) that might occur, result from or be related to the transactions contemplated by this Agreement and the Related Agreements shall be prevented from occurring through the modification, in a manner reasonably acceptable to Parent, of the applicable Company Option (and any employment agreement or other agreement providing for such acceleration) prior to the Closing Date, except for those stock or option agreements set forth on Schedule 2.1(d)(iii), which contain acceleration features and shall not be required to be amended or otherwise altered.

(iv) As soon as practicable after the Effective Time, the Company shall take all actions necessary or advisable to effectuate this Section 2.1(d) including but not limited to providing holders of Company Options with notice of the assumption of the Company Options by Parent as provided for in this Section 2.1(d). In connection with the assumption of the Company Options, Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the Company Options pursuant to this Section 2.1, and (ii) from and after the Effective Time, upon exercise of Company Options, make available for issuance all shares of Parent Common Stock covered thereby, subject to the terms and conditions applicable thereto.

(v) Parent agrees to file with the SEC as promptly as practicable after the Closing Date, and in any event no later than sixty (60) days after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the maximum number of shares of Parent Common Stock issuable upon exercise of Company Options.

(e) Capital Stock of Merger Subsidiary. Each share of Common Stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Merger Subsidiary, Parent, the Company, the holders of any shares of capital stock of Merger Subsidiary or the holders of any shares of Company Stock, shall be converted automatically into and become one (1) validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Subsidiary evidencing ownership of any shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(f) Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

(i) “Aggregate Common Number” means the aggregate number of shares of Company Common which are (or would be) outstanding immediately prior to the Effective Time (including all shares of Company Common issued or issuable upon conversion of all shares of Company Preferred (including Company Preferred that would be issuable upon conversion of the Parent Note, although pursuant to Section 7.18 hereof such Company Preferred will not be issued) and upon exercise, conversion or exchange in full of all unvested and vested Company Options, Company Warrants, the Bridge Notes and Company Stock Purchase Rights which remain outstanding and are not exercised, converted, exchanged, cancelled or expired as of the Effective Time), plus the number of shares of Company Common which would be issuable were the Parent Warrant to be exercised on a net exercise basis immediately prior to the Closing, rather than being terminated and cancelled as provided in Section 2.13. For purposes of determining the number of shares issuable were the Parent Warrant to be exercised, the fair market value of Company Preferred shall equal the product obtained by multiplying the Closing Price by the Exchange Ratio.

(ii) “Aggregate Share Number” means the quotient obtained by dividing (A) $14,047,500 minus the amount then owing by the Company to Parent under that certain Promissory Note dated November 22, 2005 (the “Advance Note”) and Third Party Expenses incurred by the Company exceeding (I) cash received by or owed to the Company as payment from Fuji Electric Device Technology Co., Ltd. (“Fuji”) pursuant to the terms of the Development and License Agreement with Fuji dated as of November 21, 2005 (the “Fuji Contract”) for services fully performed by the Company prior to the Closing, which such amount shall be agreed upon by the Company and parent prior to the Closing or (II) the cash proceeds received by the Company as a result of the exercise of any Company Warrants (such cash to be referred to as “Inbound Cash”), by (B) the Closing Price.

(iii) “Closing Price” means the average closing sales price of Parent Common Stock as traded on Nasdaq and reported by The Wall Street Journal, for the ten (10) consecutive market trading days commencing on the twelve (12th) market trading day prior to the Closing Date and ending on (inclusive) the third (3rd) market trading day prior to the Closing Date.

(iv) “Exchange Ratio” means the quotient obtained by dividing (i) the Aggregate Share Number by (ii) the Aggregate Common Number, subject to adjustment pursuant to Section 2.3.

2.2 Reservation of Shares. Parent will reserve sufficient shares of Parent Common Stock for issuance pursuant to Section 2.1.

2.3 Adjustments to Exchange Ratio. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Stock the effective date of which occurs after the date hereof and prior to the Effective Time.

2.4 Fractional Shares. No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Closing Price.

2.5 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 2.1, but the holder thereof shall only be entitled to such rights as are granted by the California Law.

(b) Notwithstanding the provisions of Section 2.5(a) above, if any holder of shares of Company Stock who demands appraisal of such shares under the California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section 2.1, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with Section 2.6.

(c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the California Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the California Law. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for appraisal of Company Stock or offer to settle or settle any such demands.

2.6 Exchange Procedures.

(a) Parent Common Stock. Within three (3) business days from the Closing Date, Parent shall deposit with Mellon Investor Services LLC (the “Exchange Agent”) for exchange in accordance with Section 2.1(a), the aggregate number of shares of Parent Common Stock issuable as of the Effective Time in exchange for outstanding shares of Company Stock as of the Effective Time and cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 2.4; provided, however, that, on behalf of the holders of Company Stock as of the Effective Time, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to ten percent (10%) of the Aggregate Share Number (the “Escrow Shares”) to be held by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit K (the “Escrow Agreement”). The portion of the Escrow Shares contributed on behalf of each holder of Company Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive by virtue of ownership of outstanding shares of Company Stock.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Certificates”) and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(a) a letter of transmittal in customary form (which letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall require each holder of record to agree to and approve the appointment of the Securityholder Agent and shall be in such form and have such other provisions as Parent or the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions contained therein, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder’s behalf pursuant to Article IX), to which such holder is entitled pursuant to Section 2.1 and cash in lieu of fractional shares to which such holder is entitled pursuant to Section 2.4, and the Certificate so surrendered shall be cancelled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article IX, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates (in such denominations as may be requested by the Escrow Agent) representing that number of shares of Parent Common Stock equal to the Escrow Shares, which certificate or certificates shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article IX, provided that any dividends or distributions paid with respect to such shares shall be paid to the holders on whose behalf such shares were deposited into the Escrow Fund. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Stock shall have been so converted and cash in lieu of fractional shares.

(c) Distributions With Respect to Unexchanged Shares of Company Stock. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 2.6) with respect to such whole shares of Parent Common Stock.

(d) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable and (ii) the Person surrendering such Certificate provide the Company with an opinion of counsel, acceptable to the Company, that such transfer does not violate state or federal securities laws.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.6, neither the Exchange Agent, the Surviving Corporation, Parent, Merger Subsidiary nor any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common, and there shall be no further registration of transfers on the records of the Company of shares of Company Common which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.8 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates representing such shares of Parent Common Stock and cash in lieu of fractional shares in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.9 Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of section 368(a) of the Code. The parties hereto hereby adopt this Agreement as the “plan of reorganization” within the meaning of sections 354(a) and 361(a) of the Code and as described in sections 1.368-2(g) and 1.368-3(a) of the Income Tax Regulations.

2.10 Exemption From Registration; California Permit. Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 2.1 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder (the “Securities Act”), by reason of section 3(a)(10) thereof or, pursuant to Section 7.1(c) hereof, by reason of section 4(2) of the Securities Act. Subject to the provisions of Section 7.1(c) hereof, Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 2.1 in connection with the Merger will be qualified under the California Law, pursuant to section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by section 25142 of such law (the “Fairness Hearing”), and such Fairness Hearing shall also address the assumption by Parent of all Company Options, Company Warrants and Company Stock Purchase Rights pursuant to Section 2.1. Each of Parent and the Company shall use commercially reasonable efforts (i) to file promptly following the execution and delivery of this Agreement, an application for issuance of a permit pursuant to section 25121 of the California Law to issue such securities and to assume such Company Options, Company Warrants and Company Stock Purchase Rights required by this Agreement to be assumed by Parent (the “California Permit”) and (ii) to obtain the California Permit as promptly as practicable thereafter.

2.11 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as Parent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Corporation of any and all of the Company’s Intellectual Property created by a founder, employee or consultant of the Company, or to complete and prosecute all domestic and foreign patent filings related to such Intellectual Property of the Company, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

2.13 Treatment of Company Warrants. Subject to Section 2.13, the Company will use its best efforts to cause all outstanding Company Warrants (as defined in Section 4.2(b)) to be exercised in full or terminated and cancelled prior to the Effective Time. All Company Warrants that are unexercised as of the Effective Time shall be terminated and cancelled, and no consideration shall be payable pursuant to this Agreement or the Merger therefor. Any Company Warrants held by Parent that is not a Bridge Warrant (the “Parent Warrant”) shall be terminated prior to the Effective Time without exercise or payment of any consideration from the Company or Parent.

2.14 Treatment of Bridge Documents. All outstanding convertible promissory notes issued in connection with the May 11, 2005 Note and Warrant Purchase Agreement (the “Bridge Notes”) shall be converted into Company Series B Preferred prior to the Effective Time, except that the Bridge Note held by Parent (the “Parent Note”) shall not be converted or repaid prior to the Closing. All Company Warrants issued in connection with the May 11, 2005 Note and Warrant Purchase Agreement (the “Bridge Warrants”) shall be terminated prior to the Effective Time without exercise or payment of any consideration from the Company or Parent.

2.15 Lockup Agreements. The Founder shall enter into a lockup agreement in the form attached as Exhibit J (the “Lockup Agreements”).

ARTICLE III

THE SURVIVING CORPORATION

3.1 Articles of Incorporation. At the Effective Time, the articles of incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such articles of incorporation and bylaws of the Surviving Corporation.

3.2 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, such bylaws or the articles of incorporation.

3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law and the articles of incorporation and bylaws of the Surviving Corporation (or until their earlier resignation or removal), the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise specifically set forth on the disclosure schedule (specifically cross referencing the appropriate section and subsection numbers of this Agreement; provided, however, that any information disclosed in the Disclosure Schedule under any specific section or subsection number shall be deemed disclosed only for purposes of the section or subsection to which it relates, unless a reasonable person would determine it is readily apparent that the description of the disclosure set forth in such section or subsection contains enough information regarding the subject matter of the other representations and warranties contained in the Agreement so as to qualify or otherwise apply to the representations and warranties set forth in such other section) delivered by the Company to Parent prior to the execution of this Agreement and signed by the President and Chief Executive Officer of the Company (the “Disclosure Schedule”), the Company represents and warrants to both Parent and Merger Subsidiary as follows:

4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted.  The Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to be so qualified would have a material adverse effect on the Company, which states or jurisdictions are listed in Section 4.1(a) of the Disclosure Schedule.

(b) The Company has delivered to Parent true, complete and correct copies of its (i) Amended and Restated Articles of Incorporation and Bylaws, as amended to the date hereof, (ii) minutes of all of directors’ and shareholders’ meetings (or other applicable meetings) and actions by written consent, complete and accurate as of the date hereof, (iii) stock ledgers and stock transfer books and all other records that collectively correctly set forth the record ownership of all outstanding shares of its capital stock or other equity interests and all rights to purchase capital stock or other equity interests, and (iv) form of stock certificates, option agreements and rights to purchase shares of its capital stock or other equity interests. Such Amended and Restated Articles of Incorporation and Bylaws are in full force and effect.

(c) Section 4.1(c) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 26,850,000 shares of capital stock, 20,000,000 shares of common stock (“Company Common”) and 6,850,000 shares of Preferred Stock (“Company Preferred”), of which 2,050,000 are designated as shares of Series A Preferred Stock (“Company Series A Preferred”) and 4,800,000 are designated as shares of Series B Preferred Stock (“Company Series B Preferred”). There are issued and outstanding 5,361,848 shares of Company Common, 2,050,000 shares of Company Series A Preferred and 4,280,000 shares of Company Series B Preferred on the date hereof. Each share of Company Preferred is convertible into one share of Company Common in accordance with the provisions of the Company’s Amended and Restated Articles of Incorporation. The Company Common and Company Preferred are referred to herein collectively as “Company Stock.” The rights, preferences and privileges of Company Common and Company Preferred are as set forth in the Company’s Amended and Restated Articles of Incorporation.

(b) 4,900,000 shares of Company Common are reserved for issuance upon exercise of outstanding options to purchase Company Common (“Company Options”) and an aggregate of 5,500,000 shares of Company Common are reserved for issuance pursuant to the Company Stock Plan. As of the date hereof, the Company Stock Plan has not expired and will not expire prior to the Closing Date. Except for that certain warrant to Squire, Sanders & Dempsey L.L.P. dated as of August 16, 2005 to purchase 10,000 Company Common (subject to adjustment as provided in such Company Warrant) (“Company Common Warrants”). There are on the date hereof outstanding warrants to purchase an aggregate of 520,000 Company Series B Preferred (“Company Preferred Warrants” and collectively with the Company Common Warrants, “Company Warrants”). There are no other rights to purchase Company Common (“Company Stock Purchase Rights”).

(c) Other than as described in Section 4.2(a) and Section 4.2(b) above, there are no other outstanding shares of capital stock or other equity securities of the Company and no other options, warrants, calls, convertible promissory notes, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock or securities convertible into or exchangeable for the Company’s capital stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. The number of issued and outstanding shares of Company Stock and the number of shares subject to Company Stock Purchase Rights may change after the date hereof based on exercise of Company Stock Purchase Rights prior to the Closing. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Voting Debt”).

(d) Of the issued and outstanding shares of Company Stock, zero shares of Company Common are subject to repurchase at the option of the Company and no other shares of Company Stock are subject to repurchase, redemption, right of first refusal, co-sale right, right of participation, right of first offer or other restriction on transfer. All outstanding shares of Company Stock are, and any shares of Company Stock issued upon exercise of Company Options and the Company Warrants (subject to receipt of the exercise prices as provided therein) will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute or the Company’s Amended and Restated Articles of Incorporation or Bylaws or rights similar to preemptive rights created by any agreement to which the Company is a party or by which the Company may be bound. All outstanding securities of the Company have been issued in compliance with applicable federal and state securities laws.

(e) Section 4.2(e) of the Disclosure Schedule contains complete and accurate lists of the holders of outstanding Company Common and Company Preferred and the number of shares owned of record by each such holder, and the number of shares subject to Company Options and the Company Warrants, and the holders of outstanding Company Options and the Company Warrants. Section 4.2(e) of the Disclosure Schedule is complete and accurate on the date hereof and, if required, an updated Section 4.2(e) of the Disclosure Schedule to be attached hereto will be complete and accurate as of the Closing Date. Such Section 4.2(e) of the Disclosure Schedule identifies the vesting schedule, applicable legends, and repurchase rights or other risks of forfeiture of any outstanding security of the Company. The Company shall deliver an updated Schedule 4.2(e)(UD) at the Closing.

(f) Other than the Company Stock Plan, the Company does not have any stock option plan, stock appreciation rights plan or agreement(s) or other equity-related stock incentive plan.

(g) The Company is not a party to any voting trust, proxy or other agreement that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company, the election of directors, the appointment of officers or other actions of the Company’s Board of Directors (the “Company Board”) or the management of the Company.

(h) The are no voting agreements among or between any holders of Company Stock (“Securityholders”) and the Company.

4.3 No Subsidiaries or Equity Investments. Except as set forth in Section 4.3 of the Disclosure Schedule, the Company does not have and has never had any subsidiaries or companies controlled by, or under common control with, the Company and does not own and has never owned any equity interest in, or controlled, directly or indirectly, any other Person (as defined in Section 4.5).

4.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements (as defined below) and, subject only to the requisite approval of this Agreement by the Company’s shareholders, to perform its obligations hereunder and consummate the transactions contemplated hereby and thereby. The votes required of the Company’s shareholders to duly approve the Merger and this Agreement are (i) that number of shares as would constitute a majority of the outstanding shares of Company Common and Company Preferred, voting as a single class, (ii) that number of shares as would constitute a majority of the outstanding shares of Company Common voting as a single class, and (iii) that number of shares as would constitute a majority of the outstanding shares of Company Preferred voting as a single class (on an as-converted basis). The execution and delivery of this Agreement and any Related Agreements to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval of the Company Board, subject only to the requisite approval of this Agreement by the Company’s shareholders. This Agreement and each of the Related Agreements to which the Company is a party is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Notwithstanding anything to the contrary herein, the Company makes no representation or warranty regarding the enforceability of provisions in this Agreement or any related agreements related to (a) choice of law, (b) submission to jurisdiction or (iii) waiver of rights conferred by law. As used in this Agreement, “Related Agreements” shall mean all ancillary agreements contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

4.5 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, require a consent under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Company’s Amended and Restated Articles of Incorporation or Bylaws or (ii) any agreement, contract, commitment, promise, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument, whether written or oral (each, a “Contract”), to which the Company is a party or by which the properties or assets of the Company are bound, or (b) conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to the Company or its properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that would not result in the creation of any material lien, charge or encumbrance upon any assets of the Company or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement. As such terms may be used in this Agreement, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” or “material adverse change” on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, financial condition, properties, assets, liabilities, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole); it being understood that changes in trading prices of Parent’s securities shall not be taken into account in determining whether there has been a material adverse change or effect on Parent or Parent and its Subsidiaries, taken as a whole. As used in this Agreement, “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, in which such Person or any one or more of its Subsidiaries directly owns or controls (i) fifty percent (50%) or more of the securities or other ownership interests, including profits, equity or beneficial interests, or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar function with respect to such other Person that is not a corporation. As used in this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

4.6 Consents. No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, or any Person, including a party to any Contract or agreement with the Company (so as not to trigger any conflict or default under such Contract or agreement not otherwise described in Section 4.5) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and any Related Agreements to which the Company is a party by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (a) the filing of the Agreement of Merger with the California Secretary of State and (b) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws or federal or state tax laws in connection with the transactions contemplated hereby or which the failure to obtain would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

4.7 Financial Statements. Schedule 4.7 sets forth true, correct and complete copies of (i) the unaudited balance sheet of the Company as of September 30, 2005 (the “Balance Sheet”) and the related statements of operations, cash flows and changes in shareholders’ deficit for the nine (9) months ended September 30, 2005 and (ii) the unaudited balance sheets of the Company as of December 31, 2003 and December 31, 2004 and the related statements of operations, cash flows and changes in shareholders’ deficit for the fiscal years ended December 31, 2003 and December 31, 2004 (the statements referred to in this clause (ii) and the preceding clause (i), the “Unaudited Company Financial Statements”). The audited balance sheets of the Company as of December 31, 2003 and December 31, 2004 and the related statements of operations, cash flows and changes in shareholders’ deficit for the fiscal years ended December 31, 2003 and December 31, 2004 to be delivered pursuant to Section 7.17 below, when so delivered, shall be referred to as the “Audited Company Financial Statements” and, together with the Unaudited Company Financial Statements, the “Financial Statements.” The Financial Statements are complete and correct in all material respects and with respect to the Audited Financial Statements only have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except, if applicable, as otherwise indicated in the notes thereto). The Financial Statements present fairly the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject, in the case of the Unaudited Company Financial Statements, to normal year end audit adjustments and the absence of notes required by GAAP. At the date of the Balance Sheet (the “Balance Sheet Date”) and as of the Closing Date, the Company had no and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the Balance Sheet under GAAP) not reflected in the Financial Statements or the accompanying notes thereto, except for liabilities and obligations that have arisen in the ordinary course of business prior to the date of the Financial Statements and which, under GAAP, would not have been required to be reflected in the Financial Statements, and except for liabilities incurred in the ordinary course of business since the date of the Financial Statements that have not resulted in a material adverse effect on the Company.

4.8 Absence of Changes. From the Balance Sheet Date, except as otherwise specifically contemplated by this Agreement or set forth in Section 4.8 of the Disclosure Schedule, the Company has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

(a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, prospects, properties, employees, operations, obligations or liabilities of the Company which, in the aggregate, have had or may be reasonably expected to have a material adverse effect on the Company;

(b) The Company has not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, debenture, note or other security, except for the Company Options;

(c) The Company has not incurred additional debt for borrowed money, or incurred any obligation or liability except in the ordinary course of business consistent with past practice and in any event not in excess of $25,000 for any single occurrence;

(d) The Company has not paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for liabilities in the ordinary course of business consistent with past practice and in any event not in excess of $25,000 for any single occurrence;

(e) The Company has not declared or made any dividend, payment or other distribution on or with respect to any share of capital stock, other than pursuant to stock repurchase rights under the Company Stock Plan;

(f) The Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of its capital stock, other than pursuant to the stock repurchase rights under the Company Stock Plan;

(g) The Company has not mortgaged, pledged, or otherwise encumbered any of its assets or properties, except for liens for current taxes that are not yet delinquent, and purchase-money liens arising out of the purchase or sale of services or products, mechanics, carriers, warehousemen’s and other similar liens made or arising in the ordinary course of business consistent with past practice and in any event not in excess of $10,000 for any single item or $25,000 in the aggregate;

(h) The Company has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except in the ordinary course of business consistent with past practice;

(i) The Company has not purchased or agreed to purchase or otherwise acquire any securities of any Person;

(j) The Company has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary course of business consistent with past practice and in any event not in excess of $25,000 for any single item or $50,000 in the aggregate;

(k) The Company has not entered into any transaction or Contract, or made any commitment to do the same;

(l) The Company has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any of its Intellectual Property (as defined in Section 4.18);

(m) The Company has not adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing;

(n) The Company has not effected or agreed to effect any change in its directors, officers or key employees; and

(o) The Company has not effected or committed itself to effect any amendment or modification in its Amended and Restated Articles of Incorporation or Bylaws.

4.9 Properties.

(a) The Company does not own any real property. All of the fixed assets and properties reflected in the Financial Statements or acquired after the Balance Sheet Date are in good operating condition and repair (subject to normal wear and tear and scheduled maintenance, having regard to their use and age) for the requirements of the business as presently conducted by the Company, except for defects which will not interfere with the conduct of normal operations of the Company. The Company has good and valid title to, or valid leasehold interests in, all tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any claims, liens or encumbrances.

(b) Section 4.9(b) of the Disclosure Schedule contains a complete and accurate list of all real property currently leased or subleased to or by the Company (the “Properties”), the name of the lessor and the date of the lease. The Company does not have any options to purchase any such Properties or any other real property. The Properties are held under valid and existing leases enforceable against the Company and to the Knowledge of the Company enforceable against the lessor for any such Property. The Properties and the operations of the Company thereon do not violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the Properties or to such operations.

4.10 Environmental Matters.

(a) Except as disclosed in Section 4.10(a) of the Disclosure Schedule, to the Knowledge of the Company the Company is, and at all times has been, in material compliance with all applicable local, state and federal statutes, orders, rules, ordinances, regulations and codes and all judicial or administrative interpretations thereof (collectively, “Environmental Laws”) relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. The Company has not received any notice of any investigation, claim or proceeding against the Company relating to releases or threatened releases of Hazardous Substances or any action pursuant to or violation or alleged violation under any Environmental Law, and the Company is not aware of any fact or circumstance which to the Knowledge of the Company could involve the Company in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon the Company. As used in this Agreement, “Hazardous Substances” means any pollutant, contaminant, material, substance, waste, chemical or compound regulated, restricted or prohibited by any Environmental Law.

(b) To the Knowledge of the Company, the Company has all permits, licenses and approvals required by Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, the Properties, and the Company is in material compliance with all such permits, licenses and approvals, and all such permits, licenses and approvals were duly issued, are in full force and effect, and, to the extent required or permitted under Environmental Laws, will be transferred to Parent at or by the Closing, and will remain in full force and effect as of the Closing.

4.11 Taxes.

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

(b) Except as disclosed in Section 4.11(b) of the Disclosure Schedule, all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of the Company (collectively, the “Company Returns”), have been or will be filed when due (including any extensions of such due date). All Taxes due and owing by the Company on or before the Effective Time (whether or not shown on any Company Return) have been or will be paid on or before the applicable due date. The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof. The Audited Financial Statements (i) fully accrue consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the Balance Sheet Date and (ii) properly accrue consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

(c) No Tax liability has been incurred since the Balance Sheet Date other than in the ordinary course of business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis. The Company has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. All Company Returns filed with respect to federal income tax returns for Taxable years of the Company, in the case of the United States, have been examined and closed and copies of audit reports previously issued have been provided to Parent, or are Company Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. The Company has not been granted any extension or waiver of the limitation period applicable to any Company Return. No claim has ever been made by a Taxing Authority in a jurisdiction with which the Company does not file Company Returns that the Company may be subject to taxation by that jurisdiction.

(d) There is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Taxing Authority received by the Company that have not been satisfied in full. Neither the Company nor any Person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to former section 341(f) of the Code. There are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet due. Except as may be required as a result of the Merger, the Company has not been nor will it be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

(e) There is no Contract, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to section 280G or section 162 of the Code (as determined without regard to section 280G(b)(4)). Other than pursuant to this Agreement, the Company is not a party to or bound by (nor will it prior to the Effective Time become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) that includes a party other than the Company. None of the assets of the Company (i) is property that the Company is required to treat as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is Tax exempt under section 103(a) of the Code, or (iii) is “Tax exempt use property” within the meaning of section 168(h) of the Code. The Company has not participated in (and prior to the Effective Time the Company will not participate in) an international boycott within the meaning of section 999 of the Code. The Company has previously provided or made available to Parent complete and accurate copies of all the Company Returns and all presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents reasonably requested by Parent.

(f) The Company

(i) has substantial authority for the tax treatment of, or

(ii) has a reasonable basis for the tax treatment of and has disclosed (in accordance with section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns,

all positions taken on its relevant federal income Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662(d) of the Code.

(g) The Company has not participated and is not participating in any “reportable transaction” within the meaning of section 1.6011-4(b) of the Income Tax Regulations. The Company has been neither a “distributing corporation” nor a “controlled corporation” (both within the meaning of section 355(e) of the Code) in a distribution purported to be governed by section 355 of the Code. The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

4.12 Employees and Employee Benefit Plans.

(a) Attached hereto as Section 4.12(a)(i) of the Disclosure Schedule is a complete and accurate list setting forth all employees and consultants of the Company as of the date hereof, together with their titles or positions, dates of hire and regular work location. Except as set forth in Section 4.12(a)(ii) of the Disclosure Schedule, the Company does not have any employment contract with any officer or employee or any other consultant or Person which is not terminable by the Company at will without liability, except as the right of the Company to terminate its employees at will may be limited by applicable federal, state or foreign law. Except as set forth in Section 4.12(a)(ii) of the Disclosure Schedule, the Company does not have any deferred compensation, pension, health, profit sharing, thrift, savings, bonus, employee stock ownership, stock bonus, stock purchase, stock option, restricted stock, change-in-control, retention, hospitalization, insurance, employment, termination, severance, compensation, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee pension benefit (as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”) or otherwise) or welfare benefit obligation, whether under a plan, policy, practice or agreement or other arrangement, covering any of its current or former officers, directors, consultants or employees (“Employee Plans”). There are no employee pension benefit plans (as defined in ERISA) in which current or former officer, director, consultant or employee of the Company participates or has ever participated.

(b) The Company has made available to Parent true, complete and correct copies of (i) all documents embodying each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (ii) the most recent summary plan description for each Employee Plan for which such summary plan description is required; and (iii) all correspondence with the Internal Revenue Service (the “IRS”) or the United States Department of Labor relating to any outstanding controversy or audit. Each Employee Plan complies in all material respects with applicable laws, including, without limitation, ERISA and the Code.

(c) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with its terms and with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any liability to the Company other than for benefits accrued or incurred before such amendment or termination. No Employee Plan is a plan subject to Section 302 or Title IV of ERISA, nor a “multiemployer plan” as defined in Section 3(37) of the ERISA and 414(f) of the Code, nor a “multiple employer plan” as described in Section 4063(a) of ERISA and 413 of the Code, and neither the Company nor any Person which, together with the Company, would be (or would have ever been) treated as a single employer under Section 4001 of ERISA or Section 414 of the Code has ever contributed or had an obligation to contribute to any such plans.

(d) Except as set forth in Section 4.12(d) of the Disclosure Schedule, no current or former director, officer, consultant or other employee of the Company will become entitled to any retirement, severance or similar benefit, any change-in-control, or any enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company) as a result of the transactions contemplated hereby or any termination of employment or service in connection therewith (except as required under Section 411(d)(3) of the Code).

(e) No Employee Plan provides post-retirement health and medical, life or other welfare benefits for retired employees of the Company (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code section 4980B and ERISA sections 601 et seq., as amended from time to time (“COBRA”)).

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Balance Sheet Date, excluding premium increases imposed by any health providers.

(g) The Company does not have any obligation for, or liabilities with respect to, a gross-up for any Taxes which may be imposed under Section 4999 of the Code relating to parachute payments or for failure to comply with the requirements of Section 409A of the Code.

(h) There does not now exist, nor to the Knowledge of the Company do any circumstances exist that could result in, any Controlled Group Liability that could be a material liability of the Company following the Closing. “Controlled Group Liability” means any and all liabilities as a result of a failure to comply with (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Section 412 and 4971 of the Code or (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(i) Neither the Company nor, to the Knowledge of the Company, any other Person has engaged in a transaction that, assuming the Taxable period of such transaction expired as of the date hereof, would subject the Company or any Person that the Company has an obligation to indemnify to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(j) There is no pending or, to the Knowledge of the Company, threatened litigation relating to the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plan or the assets of any of the trusts under any of the Employee Plans.

(k) The Company does not have any material liability with respect to any improper classification of any Person who renders services to the Company who is classified by the Company as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of Taxation and Tax reporting and under Employee Plans).

4.13 Labor Matters. There are no controversies or labor disputes or union organization activities pending or threatened in writing between the Company and any of its employees. None of the employees of the Company belongs to any union or collective bargaining unit which represents employees of the Company in negotiations with the Company. The Company has complied with all applicable foreign, state and federal equal employment opportunity and other laws and regulations related to employment or working conditions. The Company is not the subject of any material proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company. As used in this Agreement, “Knowledge” shall mean, with respect to a party hereto, with respect to any matter in question, or any similar expression with regard to the Knowledge or awareness of or receipt of notice by a Person, shall mean the actual, direct and personal Knowledge of any of the Persons listed on Schedule 4.13.

4.14 Compliance with Law. All licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company which are necessary to the conduct of the Company’s business (“Permits”) are in full force and effect and the Company is not in violation of any Permit in any material respect. Since its inception, the business of the Company has been conducted in material compliance with all applicable laws, regulations, orders and other requirements of governmental authorities.

4.15 Litigation. There is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending, or to the Knowledge of the Company, threatened, against the Company or any of its respective directors, officers, employees or agents, or involving any of their respective assets or properties before any court, agency, authority, arbitration panel or other tribunal. The Company is not aware of any facts which, if known to shareholders, customers, distributors, suppliers, governmental authorities or other Persons, would result in any such claim (other than customary and normal returns of product in the ordinary course of business consistent with past practice), dispute, action, proceeding, suit or appeal or investigation. The Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is the Company in default with respect to any notice, order, writ, injunction or decree.

4.16 Contracts.

(a) Section 4.16 of the Disclosure Schedule contains a complete and accurate list of each Contract in the following categories to which the Company is a party, or by which the Company is bound in any respect: (i) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or for the performance of services which are not terminable without penalty on thirty (30) days’ notice, in any case involving more than $25,000; (ii) Contracts for the joint performance of work or services, and all other joint venture, collaboration, research, or other agreements and grant requests or proposals for research and development Contracts in excess of $25,000 each; (iii) management or employment Contracts, consulting or scientific advisory Contracts, collective bargaining Contracts or termination and severance agreements; (iv) notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (v) each Employee Plan (including, without limitation, any Contracts with trustees, insurance companies or others relating to any such employee benefit plan or arrangement); (vi) warrants, repurchase rights at the option of the holder or other Contracts relating to the issuance of capital stock or other equity interests of the Company; (vii) Contracts with agents, brokers, consignees, sale representatives or distributors; (viii) Contracts with any current or former director, officer, or shareholder or any affiliate or any ancestor, sibling, descendant or spouse of any such persons, or any trust, partnership or corporation in which any such persons has an interest; (ix) powers of attorney or similar authorizations granted by the Company to third parties; (x) patents, patent licenses, sublicenses, royalty agreements and other Contracts to which the Company is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights; (xi) personal property or capital equipment leases and other rental, use or service arrangements of the Company involving payment obligations in excess of $25,000 and which cannot be terminated without penalty on no more than thirty (30) days’ notice; and (xii) other material Contracts.

(b) The Company has not nor has any of its employees entered into any Contract containing covenants limiting the right of the Company to compete in any business or with any Person.

4.17 No Default.

(a) To the Knowledge of the Company, no party with whom the Company has an agreement or Contract is in default thereunder or has breached any term or provision thereof which is material to the conduct of the business of the Company.

(b) The Company has performed, or is now performing, the obligations of, and the Company is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any Contract binding upon the Company or its assets or properties and material to the conduct of its business. No third party has notified the Company of any claim, dispute or controversy with respect to any of the executory Contracts of the Company, nor has the Company received written notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company with respect to its obligations under any of those Contracts, nor are there any facts which exist to the Knowledge of the Company indicating that any of those Contracts may be totally or partially terminated or suspended by the other parties thereto.

4.18 Intellectual Property.

(a) Generally. Section 4.18(a) of the Disclosure Schedule sets forth a complete and accurate list, together with registration or application numbers, jurisdictions and filing or issuance dates, as applicable, of all United States and foreign: (i) trademarks and service marks (whether registered or unregistered), trade names, trade dress, business names, brand names, logos and designs, including all registrations and applications for any of the foregoing (collectively, “Trademarks”); (ii) patents and utility models, and registrations and patent applications relating to the foregoing (including any and all provisionals, continuations, continuations-in-part, divisionals, counterparts, reissues, reexaminations, extensions, renewals and applications for any of the foregoing and all related disclosures), unfiled patent applications and inventions disclosures (collectively “Patents”); (iii) copyright works, registrations and applications (collectively “Copyrights”); (iv) mask works whether registered or unregistered (“Mask Works”); and (v) Internet domain names and World Wide Web Universal Resource Locators, and all registrations and applications with respect to the foregoing (collectively, “Domain Names”); in each case owned by or licensed to the Company, in whole or in part, including jointly with others (such Section 4.18(a) specifying if such Intellectual Property is owned jointly), or used by the Company in the conduct or operation of the Company business. For purposes of this Agreement, “Intellectual Property” shall mean, collectively, Trademarks, Patents, Copyrights, Domain Names and Trade Secrets, as those terms are defined in this Section 4.18, as well as all other inventions (whether or not patentable) and improvements thereto, all works of authorship, whether or not copyrightable and whether or not registered) and all Mask Works.

(b) Trademarks.

(i) All Trademarks of the Company for which an application for trademark registration has been filed are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a cancellation or abandonment of any such registration or otherwise adversely affect the use, priority or enforceability of the Trademark in question. No registered Trademark of the Company has been or is now involved in any opposition, abandonment or cancellation proceeding in the United States Patent and Trademark Office or any foreign trademark office. To the Company’s Knowledge, there has been no prior use of any Trademark by any third party that confers upon said third party superior rights in any such Trademark.

(ii) The Company is the owner of all right, title and interest in and to all of the Trademarks, in each case free and clear of any and all liens, claims, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any notice or claim challenging the Company’s complete and exclusive ownership of the Trademarks and all associated goodwill or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto, nor is the Company aware of any basis for any of the foregoing. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Trademarks.

(iii) To the Knowledge of the Company, no Person has infringed or is infringing any of the Company’s Trademarks.

(c) Patents.

(i) All Patents of the Company are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise adversely affect the enforceability of the Patent in question and the Company has not taken any action or failed to take any action (including a failure to disclose material prior art or information in connection with the prosecution of any Patent), or used or enforced (or failed to use or enforce) any of the Patents in a manner that would result in the abandonment, cancellation, invalidity or unenforceability of any of the Patents.

(ii) No Patent of the Company has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the United States Patent and Trademark Office or any foreign patent office and, to the Company’s Knowledge, no such action has been threatened. There is no Patent of any Person that claims the same subject matter as any Patent of the Company and no prior art that invalidates any claim of any Patent of the Company.

(iii) The Company is the owner of all right, title and interest in and to all of the Patents, in each case free and clear of any and all liens, claims, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim challenging the Company’s complete and exclusive ownership of the Patents or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto, nor is the Company aware of any basis for any of the foregoing. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Patents.

(iv) The inventions disclosed in the Patents may be practiced by the Company without infringing any other patents owned by any Person.

(d) Copyrights.

(i) The Company has sufficient and appropriate rights to use all of the Copyrights which are material to the Company’s business as presently conducted or contemplated to be conducted in the manner in which the Company currently uses or contemplates using the Copyrights (collectively, all Company owned registered and unregistered copyrights are “Company Copyrights”).

(ii) The Company is the owner of all right, title and interest in and to all of the Company Copyrights in each case free and clear of any and all liens, claims, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any notice or claim challenging the Company’s ownership or right to use the Copyrights as currently used or contemplated to be used.

(iii) The Company has not taken any action or failed to take any action (including a failure to disclose required information to the United States Copyright Office in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of the Company Copyrights, in each case in a manner that would result in the unenforceability of any of the Company Copyrights. The Company has taken all reasonable steps to protect the Company’s rights in and to the Company Copyrights. No other Person has infringed or is infringing any of the Company’s Copyrights.

(e) Trade Secrets.

(i) The Company has taken commercially reasonable steps to protect its rights in confidential information and proprietary information, including without limitation any idea, formula, algorithm, design, pattern, unpublished patent application, compilation, program, specification, data, device, method, technique, process or other know-how as well as any other financial, marketing, customer, pricing and cost information related to the Company, that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”). Other than disclosures subject to appropriate confidentiality obligations for the protection of confidential information, there has been no disclosure by the Company of its confidential information or Trade Secrets.

(ii) Without limiting the generality of Section 4.18(e)(i), each former or current member of management or personnel of the Company, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the creation, conception, reduction to practice, or development of the Company’s Intellectual Property (collectively, “Personnel”), has executed and delivered to the Company a proprietary information agreement restricting such Person’s right to disclose proprietary information of the Company, and complete and accurate copies of all such agreements have been provided or made available to the Parent for review.

(iii) Further, and without limiting the generality of Section 4.18(e)(i) and except as disclosed in Section 4.18(e)(iii) of the Disclosure Schedule, the Company has provided the software that is part of the Company’s Intellectual Property to customers, licensees or other third parties in object code form only, and, except for the source code escrow agreements disclosed in Section 4.18(m), no source code of the Company has been provided or disclosed to customers, licensees or other third parties. Except as disclosed in Section 4.18(e)(iii) of the Disclosure Schedule, the Company is under no obligation of any kind to provide any portion of the Company’s Intellectual Property in source code form to any customer, licensee or other third party, nor does any customer, licensee or third party have any right to have any access to or use of any of such source code.

(f) License Agreements.

(i) Section 4.18(f)(i) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property currently or proposed to be used by the Company in the operation of its business, and including all such agreements that are otherwise material to the Company (collectively, the “Company Inbound License Agreements”), indicating for each the title and the parties thereto.

(ii) Section 4.18(f)(ii) sets forth a complete and accurate list of (y) all sales agreements, license agreements, development agreements, professional services agreements, statements of work, support and/or maintenance agreements and other agreements currently in effect and under which the Company has granted or is obligated to grant licenses to use or practice, or any other rights under any of, the Company’s Intellectual Property (or any portion thereof)(indicating for each such agreement the title and parties thereto) and (z) the Company’s current forms of sales agreements, license agreements, development agreements, professional services agreements, statements of work, support and/or maintenance agreements and other agreements used by the Company in the ordinary course of business) under which the Company grants licenses to use or practice, or any rights under any of, the Company’s Intellectual Property (indicating for each the title of such form agreement) (collectively, the “Company Outbound License Agreements”).

(iii) There is no outstanding or, to the Company’s Knowledge, threatened dispute or disagreement with respect to any Company Inbound License Agreement or any Company Outbound License Agreement. Correct and complete executed copies of all Company Inbound License Agreements and Company Outbound License Agreements have been provided to Parent.

(g) Domain Names. All of the Company’s Domain Names are currently registered by the Company as sole owner with an ICANN accredited registrar. The Company is the owner or has sufficient rights to display all content displayed on the Internet site associated with each of the Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Domain Names and the continued use of the Content by Parent. To the Company’s Knowledge, no facts or circumstances exist which could reasonably form the basis of a challenge relating to Parent’s unencumbered use of the Domain Names or Content, or any part thereof.

(h) Ownership; Sufficiency of Intellectual Property Assets. The Company owns or possesses adequate licenses or other rights to use, free and clear of liens, claims, encumbrances (except in the case of Company Inbound License Agreements and Company Outbound License Agreements, the interests of the other party), orders, arbitration awards and contingent licenses arising from termination provisions (or other causes) in agreements between the Company and any other Person, all Intellectual Property used in the conduct of the business. The Intellectual Property identified in Section 4.18(a) of the Disclosure Schedule, together with the Company’s rights granted to it under the Company Inbound License Agreements, constitute all of the Intellectual Property and Company Inbound License Agreements necessary for the conduct of the Company’s business as currently conducted or as contemplated to be conducted, in each case by the Company.

(i) No Infringement by the Company. The products and services used, marketed, sold or licensed by the Company, and all Intellectual Property (including without limitation unregistered copyrights) used in the conduct of the Company’s business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party. No litigation is now, or since the incorporation of the Company has been, pending and no notice or other claim has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property of any third party, including any contamination or misappropriation of trade secrets claims, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company.

(j) No Infringement by Third Parties. To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any of the Intellectual Property owned or licensed by the Company, and no claims for any of the foregoing have been brought against any third party by the Company. The Company has taken all commercially reasonable steps to protect its Intellectual Property, including without limitation unregistered Copyrights.

(k) Assignment. The execution, delivery and performance by the Company of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’ rights to own any of the its Intellectual Property or rights under any Company Inbound License Agreement or Company Outbound License Agreement, nor require the consent of any governmental authority or third party in respect of any such Intellectual Property.

(l) Company Intellectual Property. The Company’s Intellectual Property was: (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; (iii) otherwise acquired by the Company from a third party who assigned all Intellectual Property in such technology to the Company; or (iv) licensed to the Company. All former and current employees and contractors of the Company either (i) have been a party to a “work for hire” arrangement or agreement with the Company, in accordance with all applicable laws, that has accorded the Company full, effective, exclusive and original ownership of all tangible or intangible property thereby arising, or (ii) have executed appropriate instruments of assignment, and waiver of claims, in favor of the Company regarding any and all Intellectual Property conceived, developed, make, created or reduced to practice by such Person in connection with such Person’s work for the Company. The Company has not taken any actions which would prevent the Company from obtaining U.S. or foreign patent protection for its patentable Company Intellectual Property. To the Knowledge of the Company, none of the current officers and employees of the Company have any patents issued or applications pending for any method, device, process, design or invention of any kind now used or needed by the Company in the furtherance of the Company’s business, which patents or applications have not been assigned to the Company, with such assignment duly recorded in the United States Patent and Trademark Office and foreign patent office, as applicable.

(m) Source Code; Standards. None of the Company’s Intellectual Property is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement or any other agreement obligating the Company to make source code available to third parties or to publish or place in escrow source code. Except as disclosed in Section 4.18(m) of the Disclosure Schedule, the Company has made no submission or suggestion and is not subject to any agreement with standards bodies or other entities that would obligate the Company to grant licenses to or otherwise impair its control of the Company’s Intellectual Property.

(n) Performance of Existing Products. The Company’s currently licensed and marketed commercially available products, including any customized products, perform in all material respects in accordance with the functions described in any agreed written specifications or end user documentation provided to Parent or to customers or potential customers of the Company and in accordance with the Company’s contractual obligations to its customers. The Company has not been notified, either verbally or in writing, that such products do not perform as set forth above.

(o) Royalties and Licenses. Except pursuant to Company Inbound License Agreements or as disclosed in Section 4.18(o) of the Disclosure Schedule, the Company has no obligation to compensate or account to any Person for the use of any of the Company’s Intellectual Property.

(p) Harmful Code. Except as disclosed in Section 4.18(p) of the Disclosure Schedule, the Company has not intentionally incorporated any disabling device or mechanism in any of its Intellectual Property and such Intellectual Property, and to the Knowledge of the Company, all of the Company’s Intellectual Property is free of all viruses, worms, Trojan horses and other material known contaminants that would disrupt its operation or have an adverse impact on the operation of the Company’s Intellectual Property.

(q) Export Control. The Company has obtained all approvals necessary for exporting from any country in which the Company’s products are developed and exported, in accordance with all applicable export control regulations and importing the products into any country in which the products and are now sold or licensed for use, and all such export and import approvals throughout the world are valid, current, outstanding and in full force and effect.

4.19 Insurance. The Company has provided Parent with copies of all insurance policies to which the Company is a party or is a beneficiary or named insured. All of the insurable properties of the Company are insured, pursuant to insurance policies and all such insurance policies are in full force and effect. Since the date of the Company’s incorporation, there have been no claims in excess of $50,000 asserted under any of the insurance policies of the Company in respect of all general liability, professional liability, errors and omissions, property liability and worker’s compensation and medical claims.

4.20 Brokers or Finders. Neither the Company nor any of its officers, directors, employees or shareholders has employed, on the Company’s behalf, any broker or finder, or incurred, on the Company’s behalf, any liability for any brokerage, finder’s or similar fees, or commissions in connection with this Agreement or the transactions contemplated hereby.

4.21 Related Parties.

(a) No officer, director or affiliate (nor any ancestor, sibling, descendant or spouse of any such persons, or any trust, partnership or corporation in which any of such persons has an interest) of the Company has or has had, either directly or indirectly, (a) an interest in any Person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Company, (b) any interest in any Person or entity that purchases from or sells or furnishes to the Company any goods, services or products or (c) a beneficial interest in any Contract to which the Company is a party or by which the Company may be bound.

(b) Except as disclosed in Section 4.21(b) of the Disclosure Schedule, each of the Contracts listed in Section 4.16(a)(viii) of the Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract was entered into or incurred on an arm’s length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest in such Contract was approved by a majority of the disinterested members of the board of directors of the Company and/or shareholders of the Company, as the case may be, in accordance with California Law.

4.22 Certain Advances. Except as disclosed on Section 4.22 of the Disclosure Schedule, there are no receivables of the Company owing from directors, officers, employees, consultants or shareholders of the Company or owing by any affiliate or any director or officer of the Company, other than advances in the ordinary course of business consistent with past practice to officers and employees for reimbursable business expenses which are not in excess of $5,000 for any one individual.

4.23 Bank Accounts, Powers, etc. Section 4.23 of the Disclosure Schedule lists each bank, trust, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

4.24 Permit Application; Information Statement. The information supplied by the Company for inclusion in the application for issuance of a California Permit pursuant to which the shares of Parent Common Stock to be issued in the Merger and (if deemed necessary by Parent in its good faith judgment) the Company Options and Company Warrants to be assumed in the Merger will be qualified under the California Law (the “Permit Application”) shall not at the time the Fairness Hearing is held pursuant to section 25142 of the California Law and the time the qualification of such securities is effective under section 25122 of the California Law contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the information statement to be sent to the shareholders of the Company in connection with the Company shareholders’ consideration of the Merger (the “Company Shareholder Action”) (such information statement as amended or supplemented is referred to herein as the “Information Statement”) shall not, on the date the Information Statement is first mailed to the Company’s shareholders, at the time of the Company Shareholder Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Shareholder Action which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Permit Application or the Information Statement.

4.25 Complete Copies. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested in writing (including email) by Parent or its counsel, and there are no amendments or modifications thereto that have not been disclosed in writing to Parent.

4.26 No Misleading Statements. No representation or warranty of the Company made in this Agreement, the Disclosure Schedule or the appendices, schedules and exhibits attached hereto or any written statement or certificate furnished or to be furnished to Parent pursuant hereto or in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading. The Company has disclosed to Parent all material information of which it is aware relating specifically to the operations and business of the Company as of the date of this Agreement.

4.27 Tax-Free Reorganization. To the Knowledge of the Company after consultation with the Company’s tax advisors, neither the Company nor any of its directors, officers or shareholders has taken any action which could reasonably be expected to jeopardize nor failed to take any action which could reasonably be expected to be necessary to maintain the status of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.

4.28 No Solicitation. Since October 14, 2005, the Company has not taken nor has the Company permitted any of its Representatives to (directly or indirectly), take any of the actions prohibited from being taken on or after the date of this Agreement by Section 6.2 with any Person other than Parent and its designees.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Except as otherwise specifically set forth on the disclosure schedule (specifically cross referencing the appropriate section and subsection numbers of this Agreement; provided, however, that any information disclosed in the Parent Disclosure Schedule under any specific section or subsection number shall be deemed disclosed only for purposes of the section or subsection to which it relates, unless a reasonable person would determine it is readily apparent that the description of the disclosure set forth in such section or subsection contains enough information regarding the subject matter of the other representations and warranties contained in the Agreement so as to qualify or otherwise apply to the representations and warranties set forth in such other section) delivered by Parent to the Company prior to the execution of this Agreement and signed by a duly authorized officer of the Company (the “Parent Disclosure Schedule”), Parent and Merger Subsidiary represent and warrant to the Company as follows:

5.1 Organization. Each of Parent and the Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and the Merger Subsidiary is qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the failure to be so qualified would have a material adverse effect on Parent and its Subsidiaries, taken as a whole. The copies of Parent’s and Merger Subsidiary’s charter documents that have been delivered or made available to the Company are complete and correct and in full force and effect. All of the issued and outstanding capital stock of Merger Subsidiary is owned by Parent. Parent formed Merger Subsidiary solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and this Agreement and the transactions contemplated hereby, Merger Subsidiary has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, other than this Agreement and the Related Agreement and other arrangements and transactions contemplated hereby.

5.2 Authority. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by each of Parent and Merger Subsidiary of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, including approval of the Board of Directors of Parent (the “Parent Board”). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby is required to be approved by the shareholders of Parent. This Agreement is a valid and binding obligation of each of Parent and Merger Subsidiary, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Parent, pursuant to (i) any provision of Parent’s charter documents, or (ii) any Contract to which Parent is a party and which is filed as a material contract with Parent’s SEC Filings (as defined below), or (b) conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Parent or its properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or that could not result in the creation of any material lien, charge or encumbrance upon any assets of Parent or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

5.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Parent or Merger Subsidiary in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, except for (a) the filing of (i) the Agreement of Merger with the California Secretary of State (b) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Parent of the transactions contemplated hereby and (c) the listing of the Parent Common to be issued pursuant hereto on The Nasdaq Stock Market,

5.5 SEC Documents; Parent Financial Statements. As of their respective filing dates, each report, schedule, form, statement or other document filed or required to be filed with the SEC pursuant to section 13(a) of the Exchange Act (the “SEC Documents”) filed by Parent and all SEC Documents filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). To the Knowledge of Parent, Parent had no and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the Parent Financial Statements under GAAP), not reflected in the Parent Financial Statements or the accompanying notes thereto, except for liabilities and obligations that have arisen prior to the date of the Parent Financial Statements and which, under GAAP, would not have been required to be reflected in the Parent Financial Statements, and except for liabilities since the date of the Parent Financial Statements that have not resulted in a material adverse effect on Parent.

5.6 Information to be Supplied by Parent. The information supplied by Parent for inclusion in the Permit Application shall not either at the time the Fairness Hearing is held pursuant to section 25142 of the California Law or the time the qualification of such securities is effective under section 25122 of the California Law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company’s shareholders, at the time of the Company Shareholder Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Shareholder Action which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

5.7 Tax-Free Reorganization. To the Knowledge of Parent after consultation with Parent’s tax advisors, neither Parent nor any of its directors, officers or shareholders has taken any action which could reasonably be expected to jeopardize nor failed to take any action which could reasonably be expected to be necessary to maintain the status of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.

5.8 Shares of Parent Common. The shares of Parent Common Stock to be issued pursuant to the Company Options will, when issued and delivered to the holders thereof on payment of the consideration provided for herein and therein, be duly authorized, validly issued, fully paid and nonassessable.

5.9 Brokers or Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby.

5.10 Litigation. There is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending, or to the Knowledge of Parent or Merger Subsidiary, threatened, against Parent or Merger Subsidiary or any of its respective directors, officers, employees or agents, or involving any of their respective assets or properties before any court, agency, authority, arbitration panel or other tribunal which would reasonably be expected to have a material adverse effect on Parent or Merger Subsidiary. Neither Parent nor Merger Subsidiary is a party to, or has been threatened with, any litigation or judicial, administrative or arbitration proceeding which could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or have an effect upon the ability of either Parent or Merger Subsidiary to perform their obligations hereunder.

5.11 Company Stock Owned By Parent. Immediately prior to the Effective Time, Parent will own, directly or indirectly, no more than 2,000,000 shares of Company Common Stock (after giving effect to the conversion of all the shares of Company Preferred held by Parent on a one-for-one basis) and shall own no other Company Stock.

ARTICLE VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, independent contractors, distributors, licensors, licensees, and others having business dealings with it, and to preserve its cash except for repayment of the Advance Note and payment of Third Party Expenses, all with the goal of preserving unimpaired the Company’s goodwill and ongoing business at the Effective Time. Following the date of this Agreement, the Company shall promptly notify Parent of any materially negative event related to the Company or the business of the Company. Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

(a) Enter into any Contract;

(b) Enter into any commitment or transaction, excluding incurring Third Party Expenses in connection with the Merger;

(c) Transfer, assign or license to any Person or entity any rights to the Company’s Intellectual Property;

(d) Enter into any Contracts (or amendments thereto) pursuant to which any unrelated third party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

(e) Amend or otherwise modify, or violate the terms of, any of the Contracts set forth or described in Section 4.16 of the Disclosure Schedule, nor in any event amend the terms of any option plan, option agreement or similar instrument of the Company;

(f) Commence any litigation;

(g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than issuances of Company Stock pursuant to Company Warrants or Company Options in existence as of the date hereof or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

(h) Except for the issuance of shares of Company Stock upon exercise of presently outstanding Company Options (as to which the Company shall deduct and withhold such amounts as it is required to deduct and withhold under any provision of federal, state, local or foreign Tax law) or Company Warrants, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or any Voting Debt;

(i) Cause or permit any amendments to its Amended and Restated Articles of Incorporation or Bylaws;

(j) Acquire or agree to acquire by merging or consolidating with or by purchasing any assets or equity securities of or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets;

(k) Sell, lease or otherwise dispose of any of its properties or assets;

(l) Incur any Indebtedness for borrowed money, or guarantee any such Indebtedness or issue or sell any of its debt securities or guarantee any debt securities of others. For the purposes of this Agreement, “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (including trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person;

(m) Pay or grant any severance or termination pay (i) to any director or officer or (ii) to any other employee other than pursuant to the Contracts in place as of the date hereof;

(n) Adopt or amend any Employee Plan, or enter into or amend any employment Contract, extend employment offers to any Person, pay or agree to pay any special bonus or special remuneration to any director or employee, other than in connection with normal annual bonus and salary adjustments for all non-officers and directors and after prior consultation with Parent, or increase the salaries or wage rates of its other employees; provided, however, the Company may pay without the prior approval of Parent, Third Party Expenses, amounts under the Advance Note and up to $40,000 to employees from Inbound Cash.

(o) Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice as required by GAAP;

(p) Except as expressly contemplated by this Agreement, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business trade payables, salaries and other ordinary business expenses and of (i) Third Party Expenses or (ii) payments of up to $40,000 paid to employees or (iii) repayment of the Advance Note in accordance with Section 6.1(n) above;

(q) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(s) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(r) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

6.2 No Solicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article X, the Company agrees that it shall not take, and shall not authorize or fail to use its best efforts to prevent any of its directors, officers, employees, shareholders, affiliates, representatives or agents (collectively “Representatives”) from taking directly or indirectly, any of the following actions with any party other than Parent and its designees: solicit, encourage, initiate, accept, support, approve or participate (including by way of furnishing or disclosing non-public information) in any negotiations or discussions with respect to any offer, inquiry, indication of interest or proposal, whether oral, written or otherwise, formal or informal, to directly or indirectly, acquire the Company or any of its subsidiaries or affiliates, whether by purchase of assets, exclusive license, joint venture, strategic partnership or other alliance formation, purchase of stock, merger or other business combination, or otherwise (an “Acquisition Transaction”) or negotiate, explore or otherwise communicate in any way with any third party with respect to any Acquisition Transaction or enter into any Contract, arrangement or understanding with respect to an Acquisition Transaction or requiring it to abandon, terminate, or fail to consummate the Merger or any other transactions contemplated by this Agreement, or make or authorize any statement, recommendation or solicitation in support of any Acquisition Transaction with any third party other than Parent and Merger Subsidiary.

(b) If the Company or its Representatives receives prior to the earlier of the Effective Time and the termination of this Agreement any offer (written or oral), letter of intent or other proposal, as applicable, relating to an Acquisition Transaction or any request for non-public information relating to the Company in connection with an Acquisition Transaction or for access to the properties, books or records of the Company by any Person that informs the Company Board that it is considering making, or has made, a proposal relating to an Acquisition Transaction, the Company shall promptly notify Parent orally and in writing, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Information Statement; Permit Application.

(a) As soon as reasonably practicable after the execution of this Agreement, the Company shall prepare, with the full cooperation of Parent, the Information Statement for the shareholders of the Company to approve this Agreement, the Agreement of Merger and the transactions contemplated hereby. Parent and the Company shall each use commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The Information Statement shall contain the unanimous recommendation of the board of directors of the Company that the Company’s shareholders approve the Merger and this Agreement and the conclusion of the board of directors that the terms and conditions of the Merger are advisable and fair and reasonable to, and in the best interests of, the shareholders of the Company. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion, which approval may not be unreasonably withheld, conditioned or delayed.

(b) As soon as reasonably practicable after the execution of this Agreement, Parent shall prepare, with the full cooperation of the Company, and file the Permit Application. Parent and the Company shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and completion of the Permit Application. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Parent shall not include in the Permit Application any information with respect to the Company or its affiliates or associates, the form and content of which information shall not have been approved by the Company prior to such inclusion, which approval may not be unreasonably withheld, conditioned or delayed.

(c) In the event that it is determined by Parent, following consultation with the Company, that the California Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before February 15, 2006, then Parent and the Company shall use commercially reasonable efforts to effect the issuance of the shares of Parent Common Stock to be issued pursuant to Section 2.1 hereof in a private placement pursuant to section 4(2) of the Securities Act on terms and conditions that are reasonably satisfactory to Parent. The parties hereto acknowledge and agree that in such event: (i) as a condition to effecting such issuance as a private placement pursuant to section 4(2) of the Securities Act, Parent shall be entitled to obtain from each shareholder of the Company who is not holding Dissenting Shares a Shareholder Certificate in the form attached hereto as Exhibit F (or such other form as shall be reasonably satisfactory to Parent) (the “Shareholder Certificate”) and that Parent will be relying upon the representations made by each shareholder of the Company in the applicable Shareholder Certificate in connection with the issuance of Parent Common Stock to such shareholder, (ii) at the Closing, Parent shall execute and deliver a backup registration rights agreement (the “Backup Registration Rights Agreement”) granting Form S 3 registration rights with respect to the shares subject to terms, condition, limitations, blackout periods and postponement rights (as reasonably requested by Parent to accommodate other potential acquisitions and significant corporate developments) reasonably acceptable to the parties; (iii) the shares of Parent Common Stock so issued pursuant to Section 2.1 will not be registered under the Securities Act and will constitute “restricted securities” within the meaning of the Securities Act; and (iv) the certificates representing the shares of Parent Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

7.2 Shareholder Approval. As soon as reasonably practicable following the receipt of the California Permit or at such time as Parent determines, after consultation with the Company, that the California Permit, cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before February 15, 2006, the Company shall give written notice of this Agreement and the proposed Merger to all Company shareholders and shall use commercially reasonable efforts to take all other action necessary in accordance with the California Law and its articles of incorporation and bylaws to convene a meeting of the shareholders of the Company or to secure the Company Shareholder Action before February 15, 2006. The Company shall submit this Agreement and the Agreement of Merger to its shareholders for adoption whether or not the Company’s board of directors determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that its shareholders reject it. If necessary, the Information Statement shall include a solicitation of consents necessary to prevent any payments made to Securityholders or officers in connection with this Agreement from giving rise to a “parachute payment” under section 280G of the Code. The Company shall consult with Parent regarding the date of the Company Shareholder Action and shall not postpone or adjourn (other than for the absence of a quorum) any meeting of the shareholders of the Company without the consent of Parent, which consent shall not be unreasonably withheld. The Company shall use commercially reasonable efforts to solicit and obtain from shareholders of the Company proxies or written consents in favor of the Merger, this Agreement and related actions and to secure the vote or written consent of shareholders required to effect the Merger. The materials submitted to the shareholders of the Company in respect of the Merger shall have been subject to prior review and comment by Parent and shall include (a) information regarding the Company and the terms of the Merger and this Agreement, (b) the unanimous recommendation of the board of directors of the Company that the Company’s shareholders approve the Merger and this Agreement and the transactions contemplated hereby and approve and execute such other documents as may be required to satisfy the applicable requirements of the Securities Act in connection with the issuance and sale of Parent Common Stock in the Merger, (c) the conclusion of the board of directors of the Company that the terms and conditions of the Merger are advisable, fair and reasonable to, and in the best interests of, the Company’s shareholders and (d) such other documents as may be required to satisfy the applicable requirements of the Securities Act in connection with the issuance and sale of Parent Common Stock in the Merger.

7.3 Access to Information; Interim Financial Information. Subject to any applicable contractual confidentiality obligations (which each party shall use all commercially reasonable efforts to cause to be waived), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, Contracts and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligations of the parties to consummate the Merger. Promptly following the end of each month between the date of this Agreement and the Closing Date, the Company shall prepare and furnish to Parent financial statements of the Company as of and for the month and year-to-date periods ending on the last day of such month, all prepared in a manner consistent with GAAP and the Company’s past practice.

7.4 Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the Nondisclosure Agreement between Parent and the Company, dated as of August 31, 2005 (the “Confidentiality Agreement”). The Company acknowledges that shares of Parent Common are publicly traded and that any information obtained during the course of due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees (and will instruct its Representatives accordingly) not to engage in any discussions, correspondence or transactions in shares of Parent Common in violation of applicable securities laws.

7.5 Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting (including the audit fees of Grant Thornton LLP associated with the preparation of the Audited Company Financial Statements pursuant to Section 7.17 below), financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. If any Third Party Expenses are incurred or accrued by the Company after the Closing and/or are not deducted in connection with the calculation of the Aggregate Share Number if required to be deducted in accordance with Section 2.1(f)(ii) above, any such fees and expenses incurred by the Company not so deducted shall be deemed to be a Loss (as defined in Section 9.2(a)) for the purposes of Section 9.2(a), without regard to the Threshold (as defined in Section 9.2(a)), and shall be immediately recoverable from the Escrow Fund.

7.6 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the applicable rules and regulations of The Nasdaq Stock Market, Inc. and the Nasdaq National Market (“Nasdaq”), prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement or the transactions contemplated hereby shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

7.7 FIRPTA Compliance. The Company shall, at least two (2) Business Days (as defined below) prior to the Effective Time, deliver to Parent a copy of a statement conforming with the requirements of Income Tax Regulations sections 1.897-2(h) and 1.1445-2(c)(3) and in form and substance satisfactory to Parent, certifying that shares of capital stock of the Company do not constitute “United States real property interests” under section 897(c) of the Code. In addition, simultaneously with delivery of such statement, the Company shall provide to Parent, as agent for the Company, a form of notice to the Internal Revenue Service conforming with the requirements of Income Tax Regulations section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company following the Effective Time. “Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

7.8 Employment Agreement. Hung Nguyen (the “Founder”) shall execute and deliver the Employment Agreement substantially in the form attached as Exhibit E hereto (the “Employment Agreement”), which such agreement shall be effective upon the Closing.

7.9 Employee Matters

(a) Employee Offers. Parent will confirm “at will” employment to all employees of the Company, and to those consultants listed on Schedule 7.9(a)(i); provided, however, that Parent’s offer of employment shall be subject to and in compliance with Parent’s standard human resources policies and procedures and may be contingent upon such persons executing standard employment related documentation and acknowledging that they continue to be bound by and Parent is a beneficiary of any confidentiality and inventions assignment agreements between such person and the Company. Parent agrees that employees following the Closing shall be eligible to receive salary and employee benefits (such as medical benefits, bonuses and participation in Parent’s 401(k) Plan) consistent with Parent’s standard employment practices, provided that the offer of employment to all employees, and the consultants listed on Schedule 7.9(a)(i), shall be for a salary mutually determined by the Company and Parent. Parent agrees that from and after the Closing it will provide Parent’s standard employee benefit package (the “Post-Closing Benefits”) to all of the Company’s employees who are offered and accept employment with Parent. Nothing in this Agreement shall limit Parent’s right to terminate any employee or to amend or terminate any of the Post-Closing Benefits at any time. Those employees identified by Parent and listed on Schedule 7.9(a)(i) (“Key Employees”) shall be required to accept employment with Parent or the Surviving Corporation as a condition to the Closing. Prior to the Effective Time, the Company shall grant additional Company Options to purchase an aggregate of 2,000,000 shares of Company Common to those employees who shall remain employed by Parent or the Surviving Corporation in the amounts opposite each employee’s name on Schedule 7.9(a)(ii) hereto, such Company Options to be in accordance with the Company’s standard four (4) year vesting schedule with a one-year cliff, unless otherwise specified on Schedule 7.9(a)(ii); provided, however, Parent shall have the right to amend Schedule 7.9(a)(ii) after consulting with the Company prior to the Effective Time if any employee listed therein refuses his or her offer of employment.

(b) Prior to the Closing, Parent, in its discretion, may direct the Company to adopt a resolution (in the form required by Parent) terminating any defined contribution plan maintained by the Company or any of its Subsidiaries. If so directed by Parent, the Company agrees to adopt or cause any of its Subsidiaries to adopt, as applicable, such resolution prior to the Closing. Prior to the Closing and upon request by Parent, the Company shall promptly provide Parent with a complete and correct list of the liabilities to be incurred by the Company and its Subsidiaries or the defined contribution plan as a result of or in connection with the termination as of the Closing of any defined contribution plan maintained by the Company or any of its Subsidiaries.

7.10 Reasonable Efforts. Except as otherwise provided in this Agreement, subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent, or any of Parent’s Subsidiaries or affiliates of shares of capital stock or of any business, assets or properties of Parent or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

7.11 Conduct; Notification of Certain Matters. Each of Parent and the Company shall use all commercially reasonable efforts to avoid taking any action and to avoid failing to take any action if the taking of such action or the failure to take such action, as the case may be, from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of the Company or Parent or Merger Subsidiary, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any failure of the Company or Parent or Merger Subsidiary, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.11 shall not limit or otherwise affect the other party’s right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice.

7.12 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. To that end, the Company shall use commercially reasonable efforts to (a) cause the Key Employees to enter into a Non-Competition Agreement, the form of which shall be the applicable form for such Key Employee, (b) cause the parties to the agreements listed in Section 7.12 of the Disclosure Schedule to deliver their consents, approvals or waivers, as appropriate, to the Merger and the transactions contemplated hereby, (c) cause Founder to enter into the Employment Agreement and Founder Vesting Agreement, (d) cause Executive to enter into the Executive Vesting Agreement, and (e) cause Founder to deliver to Parent a duly executed election under section 83(b) of the Code relating to the shares of Parent Common Stock subject to the Founder Vesting Agreement and authorization to file such election with the IRS on his behalf following the Closing.

7.13 Nasdaq Listing of Additional Shares Application. Prior to the Effective Time, Parent shall, to the extent required by the rules of Nasdaq, file with Nasdaq such documents as may be required with respect to the shares of Parent Common Stock to be issued, and the shares of Parent Common Stock required to be reserved for issuance in connection with the Merger, to the effect that such shares may be traded immediately after the Effective Time.

7.14 Treatment as Reorganization. Neither Parent, Merger Subsidiary, the Surviving Corporation nor the Company shall take any action or fail to take any action prior to or following the Closing if such action or failure to act, as the case may be, would cause the Merger to fail to qualify as a “reorganization” within the meaning of section 368(a) of the Code and each of Parent, Merger Subsidiary, the Surviving Corporation and the Company shall report the Merger consistent with such treatment in all Tax Returns and other filings. Parent will continue, or cause the Surviving Corporation to continue, the historic business of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of section 1.368-1(d) of the Income Tax Regulations, except that Parent may transfer, or cause the transfer of, the Company's historic business assets (i) to a corporation that is a member of Parent’s qualified group, within the meaning of section 1.368-1(d)(4)(ii) of the Income Tax Regulations, or (ii) to a partnership if (A) one or more members of Parent’s qualified group have active and substantial management functions as a partner with respect to the Company’s historic business or (B) members of Parent’s qualified group in the aggregate own an interest in the partnership representing a significant interest in the Company’s historic business, in each case within the meaning of section 1.368-1(d)(4)(iii) of the Income Tax Regulations. Parent will not transfer Company Common (or the stock of any member of Parent’s qualified group to which Parent may transfer Company Common) to (i) a corporation that is not a member of Parent’s qualified group or (ii) a partnership.

7.15 Company Affiliate Agreements. Schedule 7.15 sets forth those persons who, in the Company’s reasonable judgment following con-sultation with legal counsel and accounting advisors, are or may be “affiliates” of the Company within the meaning of Rule 145 under the Securities Act (the “Company Affiliates”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent on or prior to the Closing from each of the Company Affiliates, an executed Company Affiliate Agreement in the form attached hereto as Exhibit G (the “Company Affiliate Agreement”). The Company agrees that if any Person would have been a Company Affiliate had such Person been an officer, director or shareholder of the Company as of the date of this Agreement, the Company shall cause such person to execute and deliver to the Company a Company Affiliate Agreement promptly upon such Person attaining such status.

7.16 Preparation and Delivery of Audited Company Financial Statements. The Company shall retain Grant Thornton LLP to conduct an audit of the Company for the periods ending December 31, 2003 and December 31, 2004 and to prepare the Audited Company Financial Statements. At least five (5) business days prior to the Closing Date, the Company shall deliver to Parent the Audited Company Financial Statements.

7.17 Valuation of Company Common and Re-pricing of Company Options. Prior to the Closing, the Company agrees to re-price all Company Options authorized by the Board of Directors in November 2005 to a price no less than the fair market value of Company Common as of such date as determined by an independent appraiser mutually selected by Parent and the Company. Parent agrees to pay the fees of such independent appraiser. The Company shall provide written documentation of such re-pricing to Parent.

7.18 Parent Note and Parent Warrant. Parent agrees not to exercise its right to convert the Parent Note or exercise the Parent Warrant.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c) Fairness Hearing and California Permit; Private Placement Alternative. The fairness hearing shall have been held by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California. In the alternative, each of the shareholders of the Company (excluding those holding Dissenting Shares) shall have delivered an executed copy of the Shareholder Certificate, and Parent shall be reasonably satisfied that the shares of Parent Common Stock to be issued in connection with the Merger pursuant to Section 2.1 are issuable without registration pursuant to section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder.

8.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date with the same force and effect as if made as of such date, except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date.

(b) Agreements and Covenants. Each of Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Each of Parent and Merger Subsidiary shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by its Chief Executive Officer or President to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d) Opinion. The Company shall have received a written opinion from Pillsbury Winthrop Shaw Pittman LLP, counsel to Parent and Merger Subsidiary, as to the matters set forth in Exhibit D-1.

(e) Material Adverse Effect. Since the date of this Agreement, there shall not have been any material adverse effect on Parent, its business, financial condition, results of operations or prospects, or any material adverse effect on the ability of the Parent to consummate the transactions contemplated hereby.

(f) Employment Agreement. Parent shall have entered into the Employment Agreement prior to the Closing and such agreement shall be in full force and effect.

8.3 Additional Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date with the same force and effect as if made as of such date, except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of the Company by its Chief Executive Officer or President to the effect that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(e) have been satisfied.

(d) Opinion. Parent shall have received a written opinion from Squire, Sanders & Dempsey L.L.P., counsel to the Company, as to the matters set forth in Exhibit D-2.

(e) Material Adverse Effect. Since the date of this Agreement, there shall not have been any material adverse effect on the Company, its business, financial condition, results of operations or prospects, or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

(f) Audited Company Financial Statements. At least five (5) Business Days prior to the Closing Date, the Company shall have delivered to Parent the Audited Company Financial Statements, certified as such by the Company’s President or Chief Financial Officer.

(g) [Reserved].

(h) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals, assignments and waivers set forth in Section 4.5 of the Disclosure Schedule.

(i) Resignations. Parent shall have received the resignations of the directors and officers of the Company to be effective immediately upon the Closing.

(j) Conversion of Bridge Notes. All of the Bridge Notes other than the Parent Note shall have been converted into shares of Company Series B Preferred prior to the Closing.

(k) Termination of Bridge Warrants and Parent Warrant. All of the Bridge Warrants and the Parent Warrant shall have been terminated without exercise or payment of any consideration from the Company or Parent.

(l) Conversion of Company Preferred. All of the Company Preferred (including all Company Preferred issued upon conversion of the Bridge Notes) shall have been converted into Company Common, and no Company Preferred shall be outstanding immediately prior to and at the Effective Time.

(m) Termination and Cancellation of Company Warrants. All outstanding Company Warrants (other than Bridge Warrants which are to be terminated pursuant to Section 2.14 and the Parent Warrant which is to be terminated pursuant to Section 2.13) shall have been exercised for Company Stock or shall have been terminated and cancelled and returned to the Company (with evidence of such termination and cancellation, acceptable to Parent in its reasonable discretion, provided at least one (1) Business Day prior to the Closing Date).

(n) Noncompetition Agreement. The Founder and Executive shall have entered into a Noncompetition Agreement in the form of Exhibit B-1 prior to the Closing, each of the Key Employees (other than the Founder and Executive) shall have entered into a Noncompetition Agreement in the form of Exhibit B-2 prior to the Closing, and all of the Noncompetition Agreements shall be in full force and effect.

(o) Employment Agreement. Founder shall have entered into the Employment Agreement prior to the Closing and such agreement shall be in full force and effect.

(p) Vesting Agreements. Prior to the Closing, Founder and Executive shall each have (i) entered into the Founder Vesting Agreement and the Executive Vesting Agreement, respectively, and such agreements shall be in full force and effect, (ii) delivered to Parent a duly executed election under section 83(b) of the Code relating to the shares of Parent Common Stock subject to such Vesting Agreement in the form set forth in Exhibit I and (iii) delivered to Parent authorization to file such election with the IRS on his behalf following the Closing.

(q) Key Employees. The Key Employees shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication to the Company, Parent, any Company employee or any Parent employee that he or she is not willing or does not intend to be employed by Parent or a designated Subsidiary of Parent (including the Surviving Corporation) following the Closing.

(r) Employees. At least eighty percent (80%) of the employees of the Company (excluding the Key Employees) employed as of the date of this Agreement shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by Parent or a Subsidiary of Parent (as Parent shall designate) following the Merger.

(s) FIRPTA. The Company shall have (i) delivered to Parent a copy of a statement conforming with the requirements of Income Tax Regulations sections 1.897-2(h) and 1.1445-2(c)(3) and in form and substance satisfactory to Parent, certifying that shares of capital stock of the Company do not constitute “United States real property interests” under section 897(c) of the Code and (ii) provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service conforming with the requirements of Income Tax Regulations section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company following the Effective Time.

(t) Shareholder Approval of Certain Payments. Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of section 280G of the Code, if any, shall have been approved by such number of shareholders of the Company as is required by the terms of section 280G(b)(5)(B) of the Code and shall be obtained in a manner that satisfies all applicable requirements of such section 280G(b)(5)(B) of the Code and the Income Tax Regulations thereunder, including Q-7 of section 1.280G-1 of such Income Tax Regulations.

(u) Rule 145 Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of the Company by its Chief Executive Officer or President setting forth those persons who are “affiliates” of the Company for purposes of Rule 145 of the Securities Act.

(v) Company Affiliate Agreements. The Company shall deliver or cause to be delivered Company Affiliate Agreements from all Company Affiliates.

(w) Shareholder Approval; Limitation on Dissent. This Agreement and the Merger shall have been approved by at least ninety-five percent (95%) of the outstanding shares of Company Stock (treating the Company Preferred on an “as if converted to Company Common” basis).

(x) Certified Resolutions. The Company shall deliver to Parent copies, certified by the Company’s Secretary, of the resolutions of the Board of Directors and the shareholders of the Company, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement

(y) Lockup Agreements. The Founder shall have executed and delivered to Parent a Lockup Agreement.

(z) Schedule 4.2(e)(UD). The Company shall have delivered to Parent Schedule 4.2(e)(UD).

(aa) Termination of Shareholder Agreements. The Investors Rights Agreement dated April 14, 2004 by and between the Company and the Securityholders named therein and the Co-Sale Agreement dated April 14, 2004 by and between the Company and the Securityholders named therein shall have been terminated.

ARTICLE IX

INDEMNIFICATION AND ESCROW

9.1 Survival of Representations and Warranties. All of the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the date which is twelve (12) months after the Closing Date (the “Expiration Date”) and shall not be affected by any investigation conducted for or on behalf of Parent with respect thereto or any knowledge acquired by Parent or its officers, directors, employees, shareholders or agents as to the accuracy or inaccuracy of any such representation or warranty; provided, however, that (i) the Company’s representations and warranties in Sections 4.2 and 4.11 (the “Specified Representations”) shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations and (ii) if a claim or notice is given under Article IX with respect to any representation or warranty prior to the applicable expiration date, the expiration of the representations and warranties prior to the applicable Expiration Date shall not affect the validity of such claim, which claim may be pursued indefinitely until it is finally resolved. The waiver of any Closing condition based on the accuracy of any Company representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this Article IX.

9.2 Indemnification and Escrow Arrangements.

(a) Escrow Fund and Indemnification.

(i) Subject to the limitations set forth herein, by approval and adoption of this Agreement, each of the Securityholders agrees to indemnify Parent for such Securityholder’s pro rata portion of claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense actually incurred and paid (hereinafter individually a “Loss” and collectively “Losses”) by Parent and its officers, directors and affiliates, including the Surviving Corporation (the “Indemnified Parties”) directly or indirectly as a result of (A) any inaccuracy or breach of a representation or warranty of the Company contained herein or in any instrument delivered pursuant to this Agreement or any ancillary document contemplated herein; (B) any failure by the Company to perform or comply with any covenant contained herein or any ancillary document contemplated herein; (C) any third party claims (including a Third Party Claim (as defined in Section 9.2(i)) or demands arising in connection with any product or service, including any claim that the conduct, practices or products made, used or sold, by the Company at any time prior to the Closing Date misappropriates or infringes any Intellectual Property of any Person, or otherwise arising in connection with the conduct of the Company’s business, prior to the Closing that are asserted after the Closing; (D) any cash paid by Parent to holders of Company Shares as to which appraisal rights have been properly exercised under Chapter 13 of the California Law, and any Losses of Parent in connection with handling such claims; and (E) any Third Party Expenses incurred by the Company and not paid as provided in Section 7.5. Parent, the Company and the Securityholders each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the date hereof, which if resolved at the date hereof would have led to a reduction in the aggregate Merger Consideration. The adoption and approval of this Agreement by the Securityholders shall constitute approval of the placement of the Escrow Shares in escrow and the appointment of the Securityholder Agent and the terms of this Article IX. At the Effective Time, the Securityholders will be deemed to have received and deposited with the Escrow Agent the Escrow Shares, without any act of any Securityholder. As soon as practicable after the Effective Time, the Escrow Shares will be deposited with the Escrow Agent (or such other institution acceptable to Parent and the Securityholder Agent), as an escrow agent, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. Parent shall bear the fees and expenses of the Escrow Agent in accordance with the terms hereof. The portion of the Escrow Shares contributed on behalf of each Securityholder shall be in proportion to the aggregate Merger Consideration such holder would otherwise be entitled under Section 2.1. The Escrow Fund shall be available to compensate the Indemnifying Parties for any Losses. Parent may not receive any Escrow Shares from the Escrow Fund unless and until Officer’s Certificates (as defined in Section 9.2(e)) identifying Losses for which Parent is seeking indemnification under Section 9.2(i) and (iii), the aggregate cumulative amount of which exceed $50,000 (the “Threshold”), have been delivered to the Escrow Agent as provided in Section 9.2(e); in such case, the Indemnifying Parties may recover from the Escrow Fund the entire amount of the cumulative Losses subject to the remainder of this Section 9.2; provided, however, that claims for Losses pursuant to Section 9.2(a)(i)(A) and (C) resulting from a breach of the representations and warranties made in the Specified Representations and claims for Losses pursuant to Section 9.2(a)(i)(D) and (E) shall not be subject to the Threshold, but shall be recoverable from the first dollar of such Losses.

(ii) The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss; provided, however, that an Indemnified Party shall have no obligation to seek recovery for any Loss from insurance policies. If the amount to be netted hereunder from any payment required under this Section 9.2(a)(ii) is determined after payment by the indemnifying party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article IX, the Indemnified Party shall repay to the indemnifying party, promptly after such determination, any amount that the indemnifying party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the “Escrow Period”); provided that the Escrow Period shall not terminate with respect to such Escrow Shares remaining in the Escrow Fund as are necessary to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the Expiration Date specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Expiration Date. As soon as any such Loss has been resolved, the Escrow Agent shall deliver to the Securityholders the remaining portion of the Escrow Fund not required to satisfy any other such unresolved Loss. Deliveries of Escrow Shares to the Securityholders pursuant to this Section 9.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

(c) Securityholder Agent of the Securityholders; Power of Attorney.

(i) In the event that this Agreement is approved and adopted by the Company’s shareholders, effective upon such consent, and without further act of any shareholder, Hung C. Nguyen shall be appointed as the Securityholder Agent, agent and attorney-in-fact for each Securityholder, for and on behalf of Securityholders, to give and receive notices and communications, to authorize delivery to Parent of Escrow Shares from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and any and all acts and omissions involving the Securityholders in any way related to or in furtherance of this Agreement and the transactions contemplated hereby or thereby, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Securityholders from time to time upon not less than thirty (30) days’ prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his/her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Securityholders.

(ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Securityholders on whose behalf the Escrow Shares were contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

(d) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of the Escrow Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms of the Escrow Agreement. Any shares of Parent Common Stock or other equity issued or distributed by Parent (“New Shares”) in respect of shares of Parent Common Stock in the Escrow Fund that have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock that have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends (if any) on shares of Parent Common Stock held in the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the Securityholder on behalf of whom the Escrow Agent holds the shares of Parent Common Stock with respect to which the dividend was paid; provided that distribution by the Escrow Agent of any such dividends to a particular Securityholder shall be conditioned upon receipt by the Escrow Agent of any necessary tax reporting documentation from such Securityholder. Each Securityholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund on behalf of such Securityholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock) to the same extent such person would have voting rights if such person were the record holder of such shares of Parent Common Stock.

(e) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time before 5:00 p.m. California time on the Expiration Date of a certificate signed by any executive officer of Parent (an “Officer’s Certificate”): (A) stating that an Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and specifying an aggregate amount thereof and the number of shares of Parent Common Stock (valued at the Closing Price) having an aggregate value equal to the amount of such Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and to the extent known a reasonable summary of the facts underlying the claim. If no objection is received from the Securityholder Agent in accordance with Section 9.2(f), the Escrow Agent shall, subject to the provisions of Section 9.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, that number of shares of Parent Common Stock (valued at the Closing Price) having an aggregate value equal to the amount of such Losses as set forth in the Officer’s Certificate.

(f) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Shares in the Escrow Fund pursuant to Section 9.2(e) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery to Parent of any Escrow Shares in the Escrow Fund in accordance with Section 9.2(e) hereof; provided, however, that no such payment may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent (with a copy to Parent) prior to the expiration of such thirty (30) day period.

(g) Resolution of Conflicts; Arbitration.

(i) In case the Securityholder Agent shall object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute to Parent the Escrow Shares from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation after thirty (30) days, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) arbitrator. Parent and the Securityholder Agent shall within ten (10) days of the demand mutually select one (1) arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The arbitrator’s decision as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold distributions out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. The arbitrator shall not award less than any amount of Losses conceded by the Securityholder Agent as being properly payable from the Escrow Fund (unless the amount of such conceded Losses have already been paid to Parent out of the Escrow Fund).

(iii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc.

(iv) The fees of the arbitration or arbitrator shall be paid by the party who does not prevail in the arbitration. Any fees to be paid by Securityholders shall be paid by Parent on behalf of the Securityholders; provided that Parent shall be automatically reimbursed for such payment by delivery to Parent from the Escrow Fund of that number of shares of Parent Common Stock (valued at the Closing Price) having an aggregate value equal to the amount of such fees (with each Securityholder’s payment from the Escrow Fund borne pro rata in accordance with his or her relative contributions to the Escrow Fund).

(h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Securityholders for whom a portion of the Merger Consideration otherwise distributable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of the Securityholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each Securityholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

(i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, giving full details of the claim (a “Third Party Claim”), and the Securityholder Agent, as representative for the shareholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Parent settles any Third Party Claim without the Securityholder Agent’s consent (which consent shall not be unreasonably withheld or delayed), and Parent seeks to recover the amount of the settlement by claiming against the Escrow Fund, the settlement of any such claim with third party claimants shall not alone be determinative of the amount of any claim against the Escrow Fund and the Securityholder Agent may dispute such amount through the process provided by Section 9.2(g). In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Section 9.2 to the amount of any claim by Parent against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement.

(j) Exclusive Remedy. Resort to the Escrow Fund shall be the exclusive right and remedy of the Indemnified Parties pursuant to the indemnity set forth in Section 9.2(a)(i), except for breaches of the Specified Representations or pursuant to clauses (D) and (E) of Section 9.2(a)(i). Notwithstanding the foregoing, the existence of Article IX and the rights and restrictions set forth herein do not limit any potential remedies of the Indemnified Parties or the liability of any person with respect to any fraudulent or willful or intentional breach or any other tortious act by the Securityholders or the Company or its officers, directors, employees or affiliates; provided, however, that an Indemnified Party’s recovery against a Securityholder for any tortious act shall be limited to an amount equal to such Securityholder’s pro rata portion of the total amount of consideration paid by Parent pursuant to Article II.

(k) Escrow Agent’s Duties. The Escrow Agent’s duties shall be as set forth in the Escrow Agreement.

(l) Escrow Agent Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(m) Escrow Agreement. To the extent any provisions contained herein conflict or are inconsistent with the terms of the Escrow Agreement, the terms of this Agreement shall control the rights and obligations of Parent, Merger Subsidiary, the Company and the Securityholder Representative with respect to the subject matter contained herein or in the Escrow Agreement.

ARTICLE X

TERMINATION, AMENDMENT, WAIVER, CLOSING

10.1 Termination. Except as provided in Section 10.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Company and Parent;

(b) By Parent or the Company if: (i) the Effective Time has not occurred by February 28, 2006 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; or (iv) the approval and adoption of this Agreement by the Company’s shareholders shall not have been obtained (provided that the right to terminate this Agreement under this clause (iv) shall not be available to the Company so long as such failure is the result of a breach of one or more Support Agreements);

(c) By Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

(d) By Parent if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within fifteen (15) days of delivery to the Company of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured);

(e) By the Company if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Subsidiary or if any representation or warranty of Parent or Merger Subsidiary shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within fifteen (15) days of delivery to Parent of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured);

(f) By Parent if the Company Board shall have failed to recommend or modifies in a manner adverse to Parent its recommendation concerning this Agreement or shall have disclosed in any manner its intention to modify in a manner adverse to Parent such recommendation; or

(g) By Parent if the Company Board makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation) or the Company Board shall have resolved to take any such action and publicly disclosed this resolution.

Where action is taken to terminate this Agreement pursuant to this Section 10.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Subsidiary or the Company, or their respective subsidiaries, officers, directors or shareholders, provided that, the provisions of Sections 7.4 and 7.6, Article X and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

10.3 Amendment or Supplement. This Agreement may be amended or supplemented at any time before or after approval of this Agreement by the shareholders of the Company to the extent permitted under California Law. No amendment or supplement shall be effective unless in writing and signed by the party or parties sought to be bound thereby. Notwithstanding the preceding two sentences, this Agreement may be amended in order to modify the structure of the Merger to substitute for Merger Subsidiary or Parent another directly or indirectly wholly owned subsidiary of Parent, pursuant to which such subsidiary shall then become a party to this Agreement and all references in this agreement to Merger Subsidiary or Parent (as the case may be) shall thereafter be deemed to refer to such substituted subsidiary of Parent. Such an amendment shall be effected by a writing executed by the Chief Executive Officer of the Company, which execution shall be required, and the Chief Executive Officer of Parent.

10.4 Extension of Time, Waiver. At any time prior to the Effective Time, Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, may, to the extent legally allowed:

(a) Extend the time for the performance of any of the obligations or other acts of the other party hereto;

(b) Waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and

(c) Waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

(d) Any agreement on the part of any party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI

GENERAL

11.1 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice:

(a) If to Parent or Merger Subsidiary to:

Sigma Designs, Inc.
1221 California Circle
Milpitas, CA 95035
Attn: Chief Financial Officer
Fax: (408) 957-9740

with a copy to, which shall not constitute notice:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Attn: Greg L. Pickrell
Fax: (650) 233-4545

(b) If to the Company to:

Blue7 Communications
1900 McCarthy Blvd.
Milpitas, CA 95035
Attn: President and Chief Executive Officer
Fax: (408) 383-9005

with a copy to, which shall not constitute notice:

Squire, Sanders & Dempsey L.L.P.
600 Hansen Way
Palo Alto, CA 94304
Attn: Jerome J. Joondeph, Jr.
Fax: (650) 843-8777

(c) If to the Securityholder Agent:

Hung C. Nguyen
1011 Sandalwood Lane
Milpitas, CA 95035
Fax: (408) 946-1420

or to such other Persons as may be designated in writing by the parties, by a notice given as aforesaid.

11.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

11.3 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. If the Escrow Agent named herein does not execute this Agreement, another Escrow Agent shall be chosen by mutual agreement of Parent and the Company. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other part(ies). The original signature copy shall be delivered to the other part(ies) by express overnight delivery. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

11.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto (including the Disclosure Schedule), the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) except as contemplated by Section 10.3 shall not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties.

11.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

11.8 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other Person, and all provisions hereof will be personal solely between the parties to this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

PARENT: SIGMA DESIGNS, INC.	MERGER SUBSIDIARY: BLUE MERGER SUB, INC.

By: /s/ Thinh Q. Tran	By: /s/ Thinh Q. Tran
Thinh Q. Tran Chairman of the Board, President and Chief Executive Officer	Thinh Q. Tran President and Chief Executive Officer

COMPANY: BLUE7 COMMUNICATIONS	SECURITYHOLDER AGENT:

By: /s/ Hung C. Nguyen	By: /s/ Hung C. Nguyen
Hung C. Nguyen President and Chief Executive Officer	Hung C. Nguyen